As Filed with the Securities and Exchange Commission on April 23, 2026

Registration Statement No. 333-293200

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

AMENDMENT NO. 1 TO

FORM S-1

REGISTRATION STATEMENT

UNDER THE SECURITIES ACT OF 1933

XCEL BRANDS, INC.

(Exact Name of Registrant as Specified in its Charter)

Delaware	6794	76-0307818
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification No.)

550 Seventh Ave, 11th Floor

New York, New York 10018

(347) 727-2474

(Address, Including Zip Code, and Telephone Number, Including Area Code, of Registrant’s Principal Executive Offices)

Robert W. D’Loren

Chief Executive Officer

550 Seventh Ave, 11th Floor

New York, New York 10018

(347) 727-2474

(Name, Address, Including Zip Code, and Telephone Number, Including Area Code, of Agent for Service)

with copies to:

Brad L. Shiffman, Esq.

Blank Rome LLP

1271 Avenue of the Americas

New York, New York 10020

(212) 885-5442

Approximate date of commencement of proposed sale to public:

As soon as practicable after the effective date hereof.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act check the following box. ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration number of the earlier effective registration statement for the same offering. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Smaller reporting company	☒
Accelerated filer	☐	Emerging growth company	☐
Non-accelerated filer	☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided to Section 7(a)(2)(B) of the Securities Act. ☐

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Commission, acting pursuant to Section 8(a), may determine.

The information in this preliminary prospectus is not complete and may be changed. The Selling Stockholders named in this preliminary prospectus may not sell these securities until the registration statement filed with the Securities and Exchange Commission is declared effective. This preliminary prospectus is not an offer to sell these securities and the Selling Stockholders named in this prospectus are not soliciting offers to buy these securities in any state or other jurisdiction where the offer or sale is not permitted.

PRELIMINARY PROSPECTUS	DATED April 23, 2026

Xcel Brands, Inc.

13,628,865 Shares of Common Stock

This prospectus relates to the resale from time to time of 13,628,865 shares (the “Resale Shares”) of common stock, par value of $0.001 per share (the “Common Stock”) of Xcel Brands, Inc. (the “Company”, “Xcel”, or “us”) by the selling stockholders identified in this prospectus, including their pledgees, assignees or successors-in-interest (collectively, the “Selling Stockholders”). The Resale Shares being registered for resale herewith consist of: (i) up to 11,019,485 shares of Common Stock that we may elect to issue and sell to White Lion Capital, LLC (“White Lion”), in our sole discretion from time to time after the date of this prospectus (the “Purchase Shares”), pursuant to a common stock purchase agreement, dated as of January 21, 2026, that we entered into with White Lion (the “Common Stock Purchase Agreement”), providing for up to $15.0 million of committed equity financing (the “Commitment Amount”), (ii) up to 37,500 shares of Common Stock issued to White Lion Capital, LLC as consideration for its irrevocable commitment to purchase Common Stock under the Common Stock Purchase Agreement (the “Commitment Shares”) (iii) 896,126 shares of Common Stock (the “Private Placement Shares”), which Private Placement Shares were issued pursuant to that certain Securities Purchase Agreement (the “Purchase Agreement”), dated as of December 17, 2025, by and among us and the purchasers named therein (the “Purchasers”); (iv) pre-funded warrants (the “Pre-Funded Warrants”) to purchase from the Company a total of 773,929 shares of Common Stock (the “Pre-Funded Warrant Shares”), at an exercise price per share equal to $0.001, which Pre-Funded Warrants were issued pursuant to the Purchase Agreement; (v) warrants (the “Warrants”) to purchase from the Company a total of 835,023 shares of Common Stock (the “Warrant Shares”), at an exercise price per share equal to $3.00, which Warrants were issued pursuant to the Purchase Agreement; and (vi) placement agent warrants (the “Placement Agent Warrants”) to purchase 4% of the aggregate number of Shares and Pre-Funded Warrants sold in the Private Placement, for an aggregate of up to 66,802 shares of Common Stock (the “Placement Agent Warrant Shares”), at an exercise price per share equal to $1.165 per share, issued pursuant to the Placement Agency Agreement, dated December 17, 2025 (the “Placement Agency Agreement”), by and between the Company and Wellington Shields & Co. LLC (the “Placement Agent” or “Wellington”). The Private Placement Shares, Pre-Funded Warrants, Warrants, and Placement Agent Warrants were issued in a private placement transaction that closed on December 18, 2025 (the “Private Placement”). The Warrants, Pre-Funded Warrants, and Placement Agent Warrants are referred collectively herein as the “Private Placement Warrants.”

We are filing this registration statement on Form S-1 of which this prospectus forms a part, to fulfill our contractual obligations with the Selling Stockholders to provide for the resale by the Selling Stockholders of the shares of Common Stock offered hereby. See “Selling Stockholders” beginning on page 21 of this prospectus for more information about the Selling Stockholders. The registration of the shares of Common Stock to which this prospectus relates does not require the Selling Stockholders to sell any of their shares of our Common Stock. We are not offering any shares of Common Stock under this prospectus and will not receive any proceeds from the sale or other disposition of the shares of our Common Stock covered hereby. See “Use of Proceeds” beginning on page 11 of this prospectus.

The Selling Stockholders identified in this prospectus, or its pledgees, assignees, donees, transferees or their respective successors-in-interest, from time to time may offer and sell through public or private transactions at prevailing market prices, at prices related to prevailing market prices or at privately negotiated prices the shares held by them directly or through underwriters, agents or broker-dealers on terms to be determined at the time of sale, as described in more detail in this prospectus. See “Plan of Distribution” beginning on page 25 of this prospectus for more information about how the

Selling Stockholders may sell their respective shares of Common Stock. The Selling Stockholders may be deemed “underwriters” within the meaning of Section 2(a)(11) of the Securities Act of 1933, as amended.

Pursuant to the Common Stock Purchase Agreement and the Purchase Agreement, we agreed to bear all of the expenses in connection with the registration of the Resale Shares pursuant to this prospectus. The Selling Stockholders will pay or assume all commissions, discounts and fees of underwriters, agents, selling brokers or dealer managers and similar expenses, if any, attributable to their respective sales of the shares of Common Stock.

The Common Stock being registered pursuant to this prospectus represent a substantial percentage of our public float and of our outstanding Common Stock. The number of shares being registered in this prospectus represents approximately 227% of the total Common Stock outstanding as of April 17, 2026, which was 6,014,071 shares of Common Stock. The sale of the securities being registered in this prospectus, or the perception in the market that such sales may occur, could result in a significant decline in the public trading price of our Common Stock.

We are a “smaller reporting company” under applicable Securities and Exchange Commission rules and, as such, have elected to comply with certain reduced public company disclosure requirements for this prospectus and future filings. See “Prospectus Summary—Implications of Being a Smaller Reporting Company.”

Our Common Stock is listed on The Nasdaq Capital Market (“Nasdaq”) under the symbol “XELB.” On April 22, 2026, the closing price of our Common Stock on the Nasdaq Capital Market was $2.22 per share.

Investing in our Common Stock involves risks. You should review carefully the risks and uncertainties described under the heading “Risk Factors” contained in this prospectus and under similar headings in the other documents that are incorporated by reference into this prospectus, as described beginning on page 5 of this prospectus.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense. The securities are not being offered in any jurisdiction where the offer is not permitted.

The date of this prospectus is April 23, 2026

The registration statement containing this prospectus, including the exhibits to the registration statement, provides additional information about us and the shares offered under this prospectus. The registration statement, including the exhibits, can be read on our website and the website of the Securities and Exchange Commission. See “Where You Can Find More Information.”

Information contained in, and that can be accessed through our web site, www.xcelbrands.com, shall not be deemed to be part of this prospectus or incorporated herein by reference and should not be relied upon by any prospective investors for the purposes of determining whether to purchase the shares offered hereunder.

Unless otherwise indicated or the context otherwise requires, all references in this prospectus to the terms “Xcel,” “Xcel Brands, Inc.,” the “Company,” “us,” “we”, “our” and the “Registrant” refer to Xcel Brands, Inc., a Delaware corporation, and its consolidated subsidiaries and “this offering” refers to the offering contemplated in this prospectus.

i

About This Prospectus

You should rely only on the information that we have provided in this prospectus. Neither we nor the Selling Stockholders have authorized anyone to provide you with different or additional information. If anyone provides you with different or additional information, you should not rely on it. You should assume that the information in this prospectus is accurate only as of the date on the cover of the document, regardless of the time of delivery of this prospectus or any sale of a security. Our business, financial condition, results of operations and prospects may have changed since those dates.

This prospectus includes statistical and other industry and market data that we obtained from industry publications and research, surveys and studies conducted by third parties. Industry publications and third-party research, surveys and studies generally indicate that their information has been obtained from sources believed to be reliable, although they do not guarantee the accuracy or completeness of such information. Although we believe these third-party sources are reliable as of their respective dates, neither we nor the Selling Stockholders have independently verified the accuracy or completeness of this information.

The Selling Stockholders are offering the shares of Common Stock only in jurisdictions where such issuances are permitted. The distribution of this prospectus and the issuance of the shares of Common Stock in certain jurisdictions may be restricted by law. Persons outside the United States who come into possession of this prospectus must inform themselves about, and observe any restrictions relating to, the issuance of the shares and the distribution of this prospectus outside the United States. This prospectus does not constitute, and may not be used in connection with, an offer to sell, or a solicitation of an offer to buy, the shares of Common Stock offered by this prospectus by any person in any jurisdiction in which it is unlawful for such person to make such an offer or solicitation.

This prospectus contains summaries of certain provisions contained in some of the documents described herein, but reference is made to the actual documents for complete information. All of the summaries are qualified in their entirety by the actual documents. Copies of some of the documents referred to herein have been filed, will be filed as exhibits to the registration statement of which this prospectus is a part, and you may obtain copies of those documents as described below under the sections entitled “Where You Can Find Additional Information.”

This prospectus includes trademarks, service marks and trade names owned by us or other companies. All trademarks, service marks and trade names included in this prospectus, any applicable prospectus supplement or any related free writing prospectus are the property of their respective owners.

ii

Prospectus Summary

This summary contains basic information about us and this offering. Because it is a summary, it does not contain all of the information that you should consider before deciding to invest in our securities. Before you decide to invest in our securities, you should read this entire prospectus carefully, any related free writing prospectus that we have authorized for use in connection with the offering, including the information included under the heading titled “Risk Factors.”

Overview

We are a media and consumer products company engaged in the design, licensing, marketing, live streaming, and social commerce sales of branded apparel, footwear, accessories, fine jewelry, home goods and other consumer products, and the acquisition of dynamic consumer lifestyle brands. Xcel was founded in 2011 with a vision to reimagine shopping, entertainment, and social media as one thing. Currently, our brand portfolio consists of the following:

●	the Halston, Judith Ripka, and C Wonder brands, which are wholly owned by Xcel;
●	the Tower Hill by Christie Brinkley brand, which is a new co-branded collaboration between Xcel and Christie Brinkley that launched in May 2024;
●	the Trust, Respect, Love by Cesar Millan brand, which is a new co-branded collaboration between Xcel and Cesar Millan that we expect to launch in 2026;
●	GemmaMade, which is a co-branded collaboration between Xcel and baking influencer Gemma Stafford which we expect to launch in 2026;
●	The Off/Duty by Coco Rocha brand which is a new co-branded collaboration between Xcel and Coco Rocha, which is planned to launch in Fall 2026; and
●	Mesa Mia, which is a brand owned by Mexican home influencer Jenny Martinez, and for which Xcel has the television rights and expects to launch in 2026.

Xcel is pioneering a true omni-channel and social commerce sales strategy which includes the promotion and sale of products under its brands through interactive television, digital live-stream shopping, social commerce, brick-and-mortar retailers, and e-commerce channels.

Xcel currently operates in a working-capital light model, with our licensees and/or retail partners responsible for the procurement and sale of inventory. As such, our revenues primarily consist of royalty revenues, and we do not have risk of carrying aged inventory. As a result, fluctuations in product costs and tariffs do not have a direct impact on us, but do impact us indirectly as our royalty revenues are typically based on the net sales and success of our licensees.

Our objective is to build a diversified portfolio of lifestyle consumer products brands through organic growth and the strategic acquisition of new brands. To grow our brands, we are focused on the following primary strategies:

●	licensing of our brands for sale through interactive television (e.g., QVC, HSN, JTV, etc.);
●	licensing of our brands to retailers that sell to the end consumer;
●	licensing our brands to manufacturers and retailers for promotion and distribution through e-commerce, social commerce, live streaming, and traditional brick-and-mortar retail channels; and
●	acquiring additional consumer brands and integrating them into our operating platform, and leveraging our operating infrastructure and distribution relationships.

We believe that Xcel offers a unique value proposition to our retail partners and our licensees for the following reasons:

●	our management team, including our officers’ and directors’ experience in, and relationships within the industry;
●	our deep knowledge, expertise, and proprietary technology in live streaming and social commerce;
●	our design, sales, marketing, and technology platform that enables us to design trend-right product; and
●	our significant media and internet presence.

Recent Developments

On January 21, 2026, we entered into a common stock purchase agreement (the “Purchase Agreement”) and a registration rights agreement (the “Registration Rights Agreement”), with White Lion Capital, LLC (the “Investor”), pursuant to which White Lion has committed to purchase up to $15.0 million of the Company’s Common Stock, subject to certain limitations and satisfaction of the conditions set forth in the Purchase Agreement.

Under the terms and subject to the conditions set forth in the Purchase Agreement, the Company has the right, but not the obligation, to sell to White Lion, and White Lion is obligated to purchase, up to $15.0 million of the Company’s Common Stock (the “Purchase Shares”). Such sales of Common Stock by the Company, if any, will be subject to certain limitations specified in the Purchase Agreement and may occur from time to time, at the Company’s sole discretion, during the 24-month period beginning on the date of the Purchase Agreement (the “Commitment Period”).On April 13, 2026 (the “Senior Note Closing Date”), the Company and certain of its subsidiaries entered into certain agreements  with Smithline Family Trust II (“SFT”), Quick Capital, LLC (“Quick”) and Clear Markets Capital, LLC, a company controlled by Robert W. D’Loren, Chairman and Chief Executive Officer of the Company (“IPX”; SFT, Quick and IPX, collectively, the “Purchasers”) pursuant to which the Purchasers purchased senior secured notes from the Company (the “Senior Note Issuance”). The description of the Senior Note Issuance and the agreements entered into in connection therewith are set forth below under Item 2.03; such description is incorporated under this Item 1.01.

On April 13, 2026 (the “Seventh Amendment Effective Date”), the Company and certain of its subsidiaries entered into that certain Seventh Amendment to Loan and Security Agreement with each lender party thereto and FEAC Agent, LLC, as administrative agent and collateral agent for the lenders (the “Seventh Amendment”).

On the Senior Note Closing Date, the Company and certain direct and indirect subsidiaries of the Company (the “Subsidiary Guarantors”) entered into certain agreements with Smithline Family Trust II (“SFT”), Quick Capital, LLC (“Quick”) and Clear Markets Capital, LLC, a company controlled by Robert W. D’Loren, Chairman and Chief Executive Officer of the Company (“IPX”; SFT, Quick and IPX, collectively, the “Purchasers”), including (i) that certain Securities Purchase Agreement, by and among the Company, the Subsidiary Guarantors and the Purchasers (the “SPA”), pursuant to which the Company issued and sold to the Purchasers 12.5% Senior Secured Note due April 13, 2027 in the original principal amount of $3,005,780 (the “Secured Notes”) and an aggregate of 100,579 shares of common stock of the Company. The Company’s obligations under the Notes are guaranteed by the Subsidiary Guarantors pursuant to the Subsidiary Guarantee, dated as of the Senior Note Closing Date. The Secured Notes and the guarantee of the Subsidiary Guarantors are secured by the assets of the Company and the Subsidiary Guarantors pursuant to that certain Security Agreement, dated as of the Senior Note Closing Date, by and among the Company, the Subsidiary Guarantors and SFT, as collateral agent for the Purchasers (the “Security Agreement”). At any time after the occurrence of an event of default under the Secured Notes and for so long as such event of default has not been waived, the Secured Notes (other than the Secured Note issued to IPX) are convertible into shares of common stock of the Company (i) initially at a fixed conversion price equal to $1.165 per share (as adjusted in accordance with the terms of the Secured Notes) and (ii) after May 17, 2026, at a price equal to the lesser of (a) 85% multiplied by the lowest volume weighted average price of the common stock during the 10-trading day period prior to conversion and (b) $1.165. The Secured Note issued to IPX is convertible into shares of common stock of the Company initially at a fixed conversion price equal to $1.435 per share (the Nasdaq Official Closing Bid Price on April 13, 2026), subject to adjustment as set forth therein. In addition, to the extent that Company is listed on the Nasdaq Capital Market, the aggregate number of shares of common stock issuable to the Purchasers and any subsequent holder of the Secured Note shall not exceed 19.9% of the total number of shares of Common Stock outstanding or of the voting power of the common stock as of the Senior Note Closing Date less the shares issued pursuant to the SPA (the “Exchange Maximum”) unless the Company has obtained stockholder approval in compliance with Nasdaq Listing Rule 5635(d) to authorize the issuance of shares of common stock in connection with the conversion or exchange of all Secured Notes.

The Company granted the Purchasers certain piggyback registration rights with respect to the shares of Common Stock issuable upon conversion of the Secured Notes.

IPX purchased $57,803 original principal amount of the Secured Notes on the same terms as the other Purchasers, except as to the exercise price of the conversion of the Secured Note to shares of common stock of the Company as described above.

On the Seventh Amendment Effective Date, the Company and the Subsidiary Guarantors entered into the Seventh Amendment with IPX, UTG Capital Inc. (“UTG and, collectively with IPX, the “Lenders”) and FEAC Agent, LLC, as administrative agent and collateral agent for the Lenders (the “FEAC Agent”), pursuant to which the original Loan and Security Agreement, dated as of December 12, 2024 (as amended, the “Existing Loan Agreement” and the Existing Loan Agreement as amended by the Seventh Amendment, the “Amended Loan Agreement”), by and among the Company, the Subsidiary Guarantors, the Agent and the lenders party to the Existing Loan Agreement was amended to provide for, among other things, the ability of the Company to consummate the Senior Note Issuance, the ability for IPX to convert its $500,000 Term Loan A Note to Common Shares of the Company at the price per share equal to $1.435, subject to adjustment as provided in the Amended Loan Agreement, the modifications to certain payment terms in connection with the Senior Note Issuance, modifications to certain financial covenants, modifications to certain financial reporting requirements and the amendment of the FEAC Agent’s role to include certain limitations.

In connection with the Seventh Amendment, the FEAC Agent’s affiliated lenders under the Existing Loan Agreement entered into (1) that certain Assignment Agreement, dated as of the Seventh Amendment Effective Date (the “IPX Assignment”), between such lenders and IPX, whereby such lenders sold and assigned a portion of the Term Loan A to IPX and (2) that certain Assignment Agreement, dated as of the Seventh Amendment Effective Date (the “UTG Assignment”), between such lenders and UTG, whereby such lenders sold and assigned the entirety of the Term Loan B to UTG. In connection with the IPX Assignment, the Companies and certain of its subsidiaries executed and delivered to IPX a Term Loan A Note, dated as of the Seventh Amendment Effective Date, convertible into shares of common stock, par value $0.0001 per share, of the Company, at a conversion price of $1.435 per share, at any time after the Effective Time. The “Effective Time” shall be the earlier date on which (i) the Company has obtained stockholder approval in compliance with Nasdaq Listing Rule 5635(d) to authorize the issuance of shares of common stock in connection with the conversion or exchange of the Term Loan A Note, the shares of common stock issued under the SPA (including upon conversion of the Secured Notes) issued thereunder and (ii) the Purchaser Notes are no longer convertible (including upon the occurrence of a future event) or have been repaid in full.

The loans outstanding after giving effect to the Seventh Amendment are as follows: (1) Term Loan A in the principal amount of $500,000 and (2) Term Loan B in the amount of $10,083,669.24 (collectively, the “Term Loans”).

Principal on the Term Loan A is payable on the maturity date of September 20, 2027. Principal on the Term Loan B is payable on the maturity date of December 12, 2028. The Term Loans are guaranteed by the Subsidiary Guarantors, and are secured by all of the assets of the Company and the Subsidiary Guarantors.

The payment of the obligations of the Company and the Subsidiary Guarantors under the Amended Loan Agreement and other agreements entered into in connection therewith (the “Subordinated Obligations”), including the payment of the Term Loans, are subject that certain Intercreditor Agreement, dated as of Seventh Amendment Effective Date, by and among the Company, the Subsidiary Guarantors, the Lenders, FEAC Agent, the Purchasers and SFT, in its capacity as collateral agent for the Purchasers, pursuant to which the Subordinated Obligations are subordinated to the obligations of the Company and the Subsidiary Guarantors to the Purchasers under the Secured Notes and Issuance, and the agreements entered into in connection with the Secured Notes.

Company Information

We were incorporated on August 31, 1989 in the State of Delaware under the name Houston Operating Company. On April 19, 2005, we changed our name to NetFabric Holdings, Inc. On September 29, 2011, Xcel Brands, Inc., a privately-held Delaware corporation (which we refer to as Old Xcel), Netfabric Acquisition Corp., a Delaware corporation and our wholly owned subsidiary, and certain of our stockholders entered into an agreement of merger and plan of reorganization pursuant to which Netfabric Acquisition Corp. was merged with and into Old Xcel, with Old Xcel surviving as a wholly owned subsidiary. On September 29, 2011, we changed our name to Xcel Brands, Inc.

Our principal office is located at 550 Seventh Ave, New York, NY 10018. Our telephone number is (347) 727-2474. Our website address is www.xcelbrands.com. The information contained on, or that can be accessed through, our website is not part of, and is not incorporated into, this prospectus, and you should not rely on any such information in making the decision of whether to purchase shares of our Common Stock.

Implications of Being a Smaller Reporting Company

We are a “smaller reporting company” as defined in the Exchange Act, and have elected to take advantage of certain of the scaled disclosures available to smaller reporting companies. To the extent that we continue to qualify as a “smaller reporting company” as such term is defined in Rule 12b-2 under the Exchange Act we may take advantage of specified reduced reporting requirements and other burdens that are otherwise applicable generally to other public companies including exemption from compliance with the auditor attestation requirements pursuant to SOX and reduced disclosure about our executive compensation arrangements. We will continue to be a “smaller reporting company” until we have $250 million or more in public float (based on our Common Stock) measured as of the last business day of our most recently completed second fiscal quarter or, in the event we have no public float (based on our Common Stock) or a public float (based on our Common Stock) that is less than $700 million, annual revenues of $100 million or more during the most recently completed fiscal year.

The Offering

This prospectus relates to the resale or other disposition from time to time by the Selling Stockholders identified in this prospectus of 13,628,865 shares. None of the shares registered for resale hereby are being offered for sale by us.

Shares offered by the Selling Stockholders

13,628,865 shares, consisting of: (i) up to 11,019,485 Purchase Shares, (ii) up to 37,500 Commitment Shares, (iii) 896,126 Shares issued pursuant to the Purchase Agreement, (iv) 773,929 Pre-Funded Warrant Shares issued or issuable upon the exercise of the Pre-Funded Warrants, (v) 835,023 Warrant Shares issued or issuable upon the exercise of the Warrants; and (vi) 66,802 Placement Agent Warrant Shares issued or issuable upon the exercise of the Placement Agent Warrants.

Total common stock outstanding prior to this offering	6,014,071 shares
Total common stock to be outstanding immediately after this offering

18,746,810 shares, assuming (i) the exercise in full of all Pre-Funded Warrants, Warrants, and Placement Agent Warrants and (ii) the sale of all of the Purchase Shares. The actual number of shares issued will vary depending on the sales prices of the Purchase Shares in this offering, but will not be greater than 1,202,213 shares (including the Commitment Shares) representing 19.99% of the shares of our Common Stock outstanding on the date of the Common Stock Purchase Agreement, unless: (i) we first obtain stockholder approval to issue shares in excess of such amount under the Purchase Agreement; or (ii) the average price of all shares of Common Stock issued to White Lion (the “Exchange Cap”) under the Common Stock Purchase Agreement equals or exceeds $1.36 per share, so that the Exchange Cap limitation would not apply to issuances and sales of Common Stock under the Common Stock Purchase Agreement under applicable Nasdaq rules.

Registration of the Shares

Pursuant to the terms of the Purchase Agreement, we agreed to file a registration statement with respect to the registration of the resale of the shares issued or issuable pursuant to the Private Placement, including the Private Placement Shares and those underlying the Pre-Funded Warrants and Warrants no later than 30 calendar days after the Closing Date, and to use commercially reasonable efforts to have such registration statement declared effective by the United States Securities and Exchange Commission (the “SEC”) no later than the sixtieth (60) day following the Closing Date (or, in the event of a review by the SEC, the later of (i) ninetieth (90) day following the Closing Date and (ii) the twentieth (20th) day following the date on which the Company files its Annual Report on Form 10-K for the year ending December 31, 2025) and use commercially reasonable efforts to keep such registration statement effective at all times until the earlier of (i) such time as no Purchaser owns any Shares, Warrant Shares, or Pre-Funded Warrant Shares issuable upon exercise thereof and (ii) such time as all Purchasers are eligible to resell all Shares, Warrant Shares, and Pre-Funded Warrant Shares pursuant to Rule 144 without compliance by the Company with the current public information requirement of Rule 144.

Pursuant to the Common Stock Purchase Agreement, the Company is obligated to: (a) file a registration statement on Form S-1 with the SEC covering (i) any shares of Common Stock issued as part of the Commitment Fee and (ii) the maximum number of Purchase Shares issuable pursuant to the Purchase Agreement (collectively, the “Registrable Securities”); (b) use its commercially reasonable best efforts to have the registration statement and any amendment thereto declared effective under the Securities Act of 1933, as amended (the “Securities Act”) as soon as practicable after such filing and (c) use its commercially reasonable best efforts to keep such registration statement continuously effective under the Securities Act pursuant to Rule 415 promulgated under the Securities Act and available for the resale by

Common Stock of all of the Registrable Securities covered thereby at all times until the earlier of (i) the date on which shall have resold all the Registrable Securities covered thereby (ii) the date of termination of the Purchase Agreement if as of such termination date holds no Registrable Securities (or, if applicable, the date on which such securities cease to be Registrable Securities after the date of termination of the Common Stock Purchase Agreement) and (iii) all such securities cease to be Registrable Securities.

Use of Proceeds

The Selling Stockholders will receive all of the proceeds from the sale of the shares sold by them pursuant to this prospectus. We will not receive any proceeds from the sale of shares by the Selling Stockholders. We may receive up to $15.0 million aggregate gross proceeds under the Common Stock Purchase Agreement from any sales of shares of our Common Stock we make to White Lion pursuant to the Purchase Agreement after the commencement, assuming that we sell the full amount of our Common Stock that we have the right, but not the obligation to sell to White Lion under the Common Stock Purchase Agreement. Any proceeds that we receive from sales of shares of our Common Stock to White Lion under the Common Stock Purchase Agreement will be for working capital and general corporate purposes. See “Use of Proceeds.”

Plan of Distribution

The Selling Stockholders named in this prospectus, or their pledgees, assignees and successors-in-interest, may offer or sell the shares offered hereby from time to time through public or private transactions at prevailing market prices, at prices related to prevailing market prices or at privately negotiated prices. The Selling Stockholders may also resell the securities to or through underwriters, broker-dealers or agents, who may receive compensation in the form of discounts, concessions or commissions. See “Plan of Distribution.”

Risk Factors

See “Risk Factors” beginning on page 5 of this prospectus and the other information included in this prospectus for a discussion of factors you should carefully consider before investing in our securities.

Nasdaq Capital Market trading symbol

Our shares are listed on Nasdaq Capital Market under the symbol “XELB.” There is no established trading market for the Pre-Funded Warrants, Warrants, and Placement Agent Warrants and we do not expect a market to develop. We do not intend to list the Pre-Funded Warrants, Warrants, or Placement Agent Warrants on the Nasdaq Capital Market, any other national securities exchange or any other nationally recognized trading system. Without an active trading market, the liquidity of the Pre-Funded Warrants, Warrants, and Placement Agent Warrants will be limited.

The number of shares of our Common Stock to be outstanding after this offering is based on 6,014,071 shares of our Common Stock outstanding as of April 17, 2026 and excludes:

●	606,201 shares of our Common Stock issuable upon the exercise of stock options outstanding under our 2011 Equity Incentive Plan and our 2021 Equity Incentive Plan as of April 17, 2026 at a weighted-average exercise price of $2.89 per share;
●	158,268 shares of our Common Stock available for future issuance as of April 17, 2026 under our 2021 Equity Incentive Plan;
●	Up to $15.0 million of Purchase Shares issuable under the Common Stock Purchase Agreement, or which the actual number of shares issued will vary depending on the sales prices of the Purchase Shares in this offering;
●	1,476,455 shares of our Common Stock issuable upon the exercise of outstanding warrants as of April 17, 2026 with a weighted average exercise price of $10.43 per share;
●	773,929 shares of Common Stock issuable upon exercise of the Pre-Funded Warrants;
●	835,023 shares of Common Stock issuable upon exercise of the Warrants; and
●	66,802 shares of Common Stock issuable upon exercise of the Placement Agent’s Warrants.

Risk Factors

Investing in our securities involves a high degree of risk. Before deciding whether to invest in our securities, you should consider carefully the risks and uncertainties described below, together with all of the other information included in this prospectus. The risks described below are material risks currently known, expected or reasonably foreseeable by us. However, the risks described below are not the only ones that we face. Additional risks not presently known to us or that we currently deem immaterial may also affect our business, operating results, prospects or financial condition. If any of these risks actually materialize, our business, prospects, financial condition, and results of operations could be seriously harmed. This could cause the trading price of our securities to decline, resulting in a loss of all or part of your investment. For more information, see the section entitled “Where You Can Find More Information.”

It is not possible to predict the actual number of shares of Common Stock we may sell to White Lion under the Common Stock Purchase Agreement, or the actual gross proceeds resulting from those sales.

Because the purchase price per share to be paid by White Lion for the shares of Common Stock that we may elect to sell to White Lion under the Common Stock Purchase Agreement, if any, will fluctuate based on the market prices of our Common Stock at the time we elect to sell shares to White Lion pursuant to the Common Stock Purchase Agreement, if any, it is not possible for us to predict, as of the date of this prospectus and prior to any such sales, the number of shares of Common Stock that we will sell to White Lion under the Purchase Agreement, the purchase price per share that White Lion will pay for shares purchased from us under the Common Stock Purchase Agreement, or the aggregate gross proceeds that we will receive from those purchases by White Lion under the Common Stock Purchase Agreement.

White Lion may sell the shares of our Common Stock described in this prospectus in a number of different ways and at varying prices. The number of shares of our Common Stock ultimately offered for sale by White Lion is dependent upon the number of shares of Common Stock, if any, we ultimately sell to White Lion under the Common Stock Purchase Agreement.

The terms of the Common Stock Purchase Agreement limit the amount of shares of Common Stock we may issue to White Lion, which may limit our ability to utilize the arrangement to enhance our cash resources.

The Common Stock Purchase Agreement includes restrictions on our ability to sell shares of Common Stock to White Lion, including, subject to specified limitations, if a sale would cause White Lion and its affiliates to beneficially own in excess of 4.99% of the then total outstanding shares of Common Stock, provided that, White Lion may increase this beneficial ownership limitation up to 9.99% at its sole discretion upon 61 days prior written notice to the Company. In addition, under applicable rules of Nasdaq, in no event may we issue or sell to White Lion under the Common Stock Purchase Agreement shares of our Common Stock, including the Commitment Shares, in excess of 1,178,173 shares, which is equal to the Exchange Cap, unless (i) we obtain stockholder approval to issue shares of our Common Stock in excess of the Exchange Cap or (ii) the average price of all shares of Common Stock issued to White Lion under the Common Stock Purchase Agreement (including the Commitment Shares) equals or exceeds $1.36 per share, so that the Exchange Cap limitation would not apply to issuances and sales of Common Stock under the Common Stock Purchase Agreement pursuant to the rules and regulations of Nasdaq.

Accordingly, we cannot guarantee that we will be able to sell all 15 million Purchase Shares in this offering. If we cannot sell the full amount of the shares of Common Stock that White Lion has committed to purchase because of these limitations, we may be required to utilize more costly and time-consuming means of accessing the capital markets, which could materially adversely affect our liquidity and cash position. If we choose to sell more shares of Common Stock than are offered under this prospectus, we must first register for resale under the Securities Act such additional shares of Common Stock.

The sale or issuance of our Common Stock to White Lion may cause dilution and the sale of the shares of Common Stock by White Lion that it acquires pursuant to the Common Stock Purchase Agreement, or the perception that such sales may occur, could cause the price of our Common Stock to decrease.

On January 21, 2026, we entered into the Common Stock Purchase Agreement with White Lion, pursuant to which White Lion has committed to purchase up to $15.0 million of our Common Stock. On the date hereof, we will issue up to 37,500 Commitment Shares to White Lion as a fee for its commitment to purchase shares of our Common Stock under the Purchase Agreement, for which we will not receive any cash consideration. The shares of our Common Stock that may be issued under the Common Stock Purchase Agreement may be sold by us to White Lion at our sole discretion from time to time during the Commitment Period. The purchase price for the shares that we may sell to White Lion under the Common Stock Purchase Agreement will fluctuate based on the trading price of our Common Stock. Depending on market liquidity at the time, sales of such shares may cause the trading price of our Common Stock to decrease. We generally have the right to control the timing and amount of any future sales of our shares to White Lion. Additional sales of our Common Stock, if any, to White Lion will depend upon market conditions and other factors to be determined by us. We may ultimately decide to sell to White Lion all, some or none of the shares of our Common Stock that are available for us to sell pursuant to the Common Stock Purchase Agreement. If and when we do sell shares to White Lion, after White Lion has acquired the shares, White Lion may resell all, some or none of those shares at any time or from time to time in its discretion. Therefore, sales to White Lion by us could result in substantial dilution to the interests of other holders of our Common Stock. Additionally, the sale of a substantial number of shares of our Common Stock to White Lion, or the anticipation of such sales, could make it more difficult for us to sell equity or equity-related securities in the future at a time and at a price that we might otherwise wish to effect sales.

The Common Stock being registered in this prospectus represent a substantial percentage of our public float and of our outstanding Common Stock, and the sale of such shares could cause the market price of Common Stock to decline significantly.

The Common Stock being registered pursuant to this prospectus represent a substantial percentage of our public float and of our outstanding Common Stock. The number of shares being registered in this prospectus represents approximately 227% of the total Common Stock outstanding as of April 17, 2026 which was 6,014,071 shares of Common Stock. The sale of the securities being registered in this prospectus, or the perception in the market that such sales may occur, could result in a significant decline in the public trading price of our Common Stock.

Resales of our Common Stock in the public market by our stockholders as a result of this offering may cause the market price of our Common Stock to fall.

We are registering Common Stock issuable upon the exercise of the Private Placement Warrants. Sales of substantial amounts of our Common Stock in the public market, or the perception that such sales might occur, could adversely affect the market price of our Common Stock. The issuance of new shares of Common Stock could result in resales of our Common Stock by our current stockholders concerned about the potential ownership dilution of their holdings. Furthermore, in the future, we may issue additional shares of Common Stock or other equity or debt securities exercisable or convertible into Common Stock. Any such issuance could result in substantial dilution to our existing stockholders and could cause our stock price to decline.

We have additional securities available for issuance, which, if issued, could adversely affect the rights of the holders of Common Stock.

Our Certificate of Incorporation authorizes the issuance of 50,000,000 shares of Common Stock, $0.001 par value per share, and 1,000,000 shares of preferred stock, $0.001 par value per share. In certain circumstances, shares of Common Stock and preferred stock, as well as the awards available for issuance under our equity incentive plans, can be issued by our Board of Directors, without stockholder approval. Any future issuances of such stock would further dilute the percentage ownership of us held by holders of Common Stock and preferred stock. In addition, the issuance of certain securities, including pursuant to the terms of our stockholder rights plan, may be used as an “anti-takeover” device without further action on the part of our stockholders, and may adversely affect the holders of the Common Stock.

Investors who buy shares at different times will likely pay different prices.

Investors who purchase shares in this offering at different times will likely pay different prices, and so may experience different levels of dilution and different outcomes in their investment results. Our management will have broad discretion over the use of the proceeds from any cash exercise of the Warrants and Placement Agent Warrants, you may not agree with how we use the proceeds, and the proceeds may not be used in ways that may not enhance our operating results or the price of the Common Stock.

Our management will have broad discretion over the use of proceeds, if any, from this offering resulting from the sale of the Purchase Shares under the Common Stock Purchase Agreement and any cash exercise of Warrants, or Placement Agent Warrants, and we could spend the proceeds from this offering in ways our stockholders may not agree with or that do not yield a favorable return, if at all. We intend to use the net proceeds, if any, from the exercise of the Warrants and Placement Agent Warrants for working capital and general corporate purposes. See “Use of Proceeds” on page 9 of this prospectus for additional detail. However, our use of these proceeds may differ substantially from our current plans. If we do not invest or apply the proceeds from this offering in ways that improve our operating results, we may fail to achieve expected financial results, which could cause our stock price to decline.

Moreover, the Warrants and Placement Agent Warrants permit the exercise of such warrants on a “Cashless” basis. If such warrants are exercised on a cashless basis, we will not receive any proceeds from such exercises.

We do not expect to pay dividends in the foreseeable future. As a result, you must rely on stock appreciation for any return on your investment.

We have never declared or paid cash dividends on the Common Stock and do not anticipate paying cash dividends on the Common Stock in the foreseeable future. Any payment of cash dividends will also depend on our financial condition, results of operations, capital requirements and other factors and will be at the discretion of our board of directors, subject to limitations under applicable law. Accordingly, you will have to rely on capital appreciation, if any, to earn a return on your investment in Common Stock.

If we require additional funding while these restrictive covenants remain in effect, we may be unable to effect a financing transaction on terms acceptable to us, or at all, while also remaining in compliance with the terms of the Purchase Agreement, or we may be forced to seek a waiver from the Purchasers, which such Purchasers are not obligated to grant to us.

Special Note Regarding Forward-Looking Statements

This prospectus and the documents incorporated by reference herein contain “forward-looking statements” that involve risks and uncertainties. Our actual results could differ materially from those discussed in the forward-looking statements. The statements contained in this prospectus and the documents incorporated by reference herein that are not purely historical are forward-looking statements within the meaning of Section 27A of the Securities Act and Section 21E of the Exchange Act. Forward-looking statements are often identified by the use of words such as, but not limited to, “anticipate,” “believe,” “can,” “continue,” “could,” “estimate,” “expect,” “intend,” “may,” “plan,” “project,” “seek,” “should,” “strategy,” “target,” “will,” “would” and similar expressions or variations intended to identify forward-looking statements. These statements are based on the beliefs and assumptions of our management based on information currently available to management. Such forward-looking statements are subject to risks, uncertainties and other important factors that could cause actual results and the timing of certain events to differ materially from future results expressed or implied by such forward-looking statements. Factors that could cause or contribute to such differences include, but are not limited to, those identified below and those discussed in this section of the prospectus titled “Risk Factors.” Furthermore, such forward-looking statements speak only as of the date of this prospectus. Except as required by law, we undertake no obligation to update any forward-looking statements to reflect events or circumstances after the date of such statements.

Please consider our forward-looking statements in light of those risks as you read this prospectus and the documents incorporated by reference herein. It is not possible for our management to predict all risks, nor can we assess the impact of all factors on our business or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those contained in any forward-looking statements we may make. Given these uncertainties, you should not place undue reliance on these forward-looking statements.

You should not assume that the information contained in this prospectus and the documents incorporated by reference herein is accurate as of any date other than as of the date of this prospectus or that any information incorporated by reference into this prospectus is accurate as of any date other than the date of the document so incorporated by reference. Except as required by law, we assume no obligation to update these forward-looking statements publicly, or to update the reasons actual results could differ materially from those anticipated in these forward-looking statements, even if new information becomes available in the future. Thus, you should not assume that our silence over time means that actual events are bearing out as expressed or implied in such forward-looking statements.

If one or more of these or other risks or uncertainties materializes, or if our underlying assumptions prove to be incorrect, actual results may vary materially from what we anticipate. All subsequent written and oral forward-looking statements attributable to us or individuals acting on our behalf are expressly qualified in their entirety by this Note. Before purchasing any shares, you should consider carefully all of the factors set forth or referred to in this prospectus and the documents incorporated by reference that could cause actual results to differ.

Use Of Proceeds

The Selling Stockholders will receive all of the proceeds of the sale of shares of Common Stock offered from time to time pursuant to this prospectus. Accordingly, we will not receive any proceeds from the sale of shares of Common Stock that may be sold from time to time pursuant to this prospectus; however, we will receive proceeds from the cash exercise of the Warrants and Placement Agent Warrants. We may also receive up to $15.0 million aggregate gross proceeds under the Common Stock Purchase Agreement from any sales of shares of our Common Stock we make to White Lion pursuant to the Purchase Agreement after the commencement, assuming that we sell the full amount of our Common Stock that we have the right, but not the obligation to sell to White Lion under the Common Stock Purchase Agreement. We currently intend to use the net proceeds from sales of shares of our Common Stock to White Lion under the Common Stock Purchase Agreement and cash exercises of Warrants and Placement Agent Warrants for working capital and general corporate purposes. We have not determined the amount of net proceeds from such cash exercise, if any, to be used specifically for any particular purposes.

The expected use of net proceeds, if any, from the cash exercise of the Warrants, and Placement Agent Warrants represents our intentions based upon our current plans and business conditions, which could change in the future as our plans and business conditions evolve and change. The amounts and timing of our actual expenditures, specifically with respect to working capital, may vary significantly depending on numerous factors. As a result, our management will retain broad discretion over the allocation of the net proceeds from such cash exercise, if any. We have no current agreements, commitments or understandings for any material acquisitions or licenses of any products, businesses or technologies that are definitive or probable to close.

We will bear the out-of-pocket costs, expenses and fees incurred in connection with the registration of shares of our Common Stock to be sold by the Selling Stockholders pursuant to this prospectus. Other than registration expenses, the Selling Stockholders will bear any underwriting discounts, commissions, placement agent fees or other similar expenses payable with respect to sales of shares of our Common Stock.

DIVIDEND POLICY

We currently intend to retain all available funds and any future earnings to fund the growth and development of our business. We have never declared or paid any cash dividends on our capital stock. We do not intend to pay cash dividends on our Common Stock in the foreseeable future. Investors should not purchase our Common Stock with the expectation of receiving cash dividends.

Any future determination to declare dividends will be made at the discretion of our board of directors and will depend on our financial condition, operating results, capital requirements, general business conditions, and other factors that our board of directors may deem relevant.

DETERMINATION OF THE OFFERING PRICE

The prices at which the shares of Common Stock covered by this prospectus may actually be sold will be determined by the prevailing public market price for shares of our Common Stock or by negotiations between the Selling Stockholders and buyers of our Common Stock in private transactions or as otherwise described in “Plan of Distribution.”

DESCRIPTION OF THE WHITE LION TRANSACTION

Common Stock Purchase Agreement

On January 21, 2026, the Company entered into a common stock purchase agreement (the “Common Stock Purchase Agreement”) and a registration rights agreement (the “Registration Rights Agreement”), with White Lion Capital, LLC (the “Investor”), pursuant to which White Lion has committed to purchase up to $15.0 million of the Company’s Common Stock, par value $0.0001 per share (the “Common Stock”), subject to certain limitations and satisfaction of the conditions set forth in the Common Stock Purchase Agreement.

Under the terms and subject to the conditions set forth in the Common Stock Purchase Agreement, the Company has the right, but not the obligation, to sell to White Lion, and White Lion is obligated to purchase, up to $15.0 million of the Company’s Common Stock (the “Purchase Shares”). Such sales of Common Stock by the Company, if any, will be subject to certain limitations specified in the Common Stock Purchase Agreement and may occur from time to time, at the Company’s sole discretion, during the 24-month period beginning on the date of the Common Stock Purchase Agreement (the “Commitment Period”).

Regular Purchases

During the Commitment Period, the Company may, by written notice (each, a “Regular Purchase Notice”), direct White Lion to purchase shares of Common Stock (each such purchase, a “Regular Purchase” and, the Regular Purchase Date (defined below)), subject to the Regular Purchase share limit. The Regular Purchase share limit shall be equal to 30% of the average daily trading volume of the Common Stock on the Principal Market over the five business days immediately preceding the Regular Purchase Notice. A Regular Purchase Notice shall be deemed delivered on the business day (i) a Regular Purchase Notice is received by 9:00 a.m. New York time by email by White Lion and (ii) the DWAC of the applicable Purchase Shares has been initiated and completed as confirmed by White Lion’s designated brokerage account by 9:00 a.m. New York time (the “Regular Purchase Notice Date”). If the applicable Regular Purchase Notice is received after 9:00 a.m. New York time or the DWAC of the applicable Purchase Shares has not been completed as confirmed by White Lion’s designated brokerage account by 9:00 a.m. New York time, then the next Business Day shall be the Regular Purchase Notice Date, unless waived by Investor in writing. The purchase price for each Regular Purchase shall mean the average of the three (3) lowest traded prices of the Common Stock on the Regular Purchase Notice Date.

Rapid Purchases

Subject to the terms and conditions of the Common Stock Purchase Agreement, in addition to directing purchases of Purchase Shares pursuant to a Regular Notice, during the Commitment Period, the Company shall also have the right, but not the obligation, to direct White Lion to purchase a number of Purchase Shares by delivering a written notice to White Lion (each, a “Rapid Purchase Notice”). A Rapid Purchase Notice shall be deemed delivered on the business day (i) a Rapid Purchase Notice is received by 1:00 p.m. New York time by email by White Lion and (ii) the DWAC of the applicable Purchase Shares has been initiated and completed as confirmed by White Lion’s designated brokerage account by 1:00 p.m. New York time (the “Rapid Purchase Notice Date”). If the applicable Rapid Purchase Notice is received after 1:00 p.m. New York time or the DWAC of the applicable Purchase Shares has not been completed as confirmed by White Lion’s designated brokerage account by 1:00 p.m. New York time, then the next business day shall be the Rapid Purchase Notice Date, unless waived by Investor in writing. Each Rapid Purchase Notice may direct White Lion to purchase a number of Purchase Shares not to exceed 30% of the average daily trading volume of the Common Stock on the Principal Market over the five business days immediately preceding the Rapid Purchase Notice (the “Rapid Purchase Share Amount”). The purchase price for each Rapid Purchase (the “Rapid Purchase Price,” and each such purchase, a “Rapid Purchase”) shall be equal to the average of the two lowest traded prices of the Common Stock during the three hour period following White Lion’s written consent of the acceptance of the applicable Rapid Purchase Notice Form by Investor.

VWAP Purchases

In addition to purchases of Purchase Shares as described above, during the Commitment Period, the Company may, by written notice (each, a “VWAP Purchase Notice”), direct White Lion to purchase shares of Common Stock (each such purchase, a “VWAP Purchase” and, the VWAP Date (as defined below)), subject to the VWAP Purchase share limit. The VWAP Purchase share limit shall be equal to 30% of the average daily trading volume of the Common Stock on the Principal Market over the five business days immediately preceding the VWAP Purchase Notice. A VWAP Purchase Notice shall be deemed delivered on the business day (i) that an applicable VWAP Purchase Notice is received by 9:00 a.m. New York time by email by White Lion and (ii) the DWAC of the applicable Purchase Shares has been initiated and completed as confirmed by White Lion’s designated brokerage account by 9:00 a.m. New York time (the “VWAP Purchase Notice Date”). If the applicable VWAP Purchase Notice is received after 9:00 a.m. New York time or the DWAC of the applicable Purchase Shares has not been completed as confirmed by White Lion’s designated brokerage account by 9:00 a.m. New York time, then the next business day shall be the VWAP Purchase Notice Date, unless waived by Investor in writing. The purchase price for each VWAP Purchase (the “VWAP Purchase Price”) shall be equal to the product of (i) the lowest daily volume weighted average price (“VWAP”) of the Common Stock during the two (2) consecutive business days commencing on and including the VWAP Purchase Notice Date and (ii) 97%. For the avoidance of doubt, the VWAP Purchase Notice Date shall be the first business day in the VWAP Purchase Valuation Period.

Other Terms

The Company will control the timing and amount of any sales of Common Stock to White Lion pursuant to the Common Stock Purchase Agreement. White Lion does not have the right to require the Company to sell any shares of Common Stock, but is obligated to purchase shares as directed by the Company, subject to the conditions set forth in the Common Stock Purchase Agreement.

The actual amount and timing of any sales of Common Stock will be determined by the Company at its discretion and will depend on various factors, including, among others, general market conditions, the trading price of the Common Stock, and the Company’s assessment of appropriate funding sources for its operations. The net proceeds that the Company may receive under the Common Stock Purchase Agreement will vary based on the frequency of sales and the prices at which shares are sold to White Lion. The Company currently intends to use any proceeds from such sales for working capital and general corporate purposes.

In the case of Regular Purchases, Rapid Purchases and VWAP Purchases, the purchase price per share will be equitably adjusted for any reorganization, recapitalization, non-cash dividend, stock split, reverse stock split or other similar transaction occurring during the business days used to compute the purchase price.

The aggregate number of shares that the Company can sell to White Lion under the Common Stock Purchase Agreement together with the number of Commitment Shares (defined below) is limited to and may not exceed (i) 1,178,173 shares (subject to adjustment as described above), which is equal to 19.99% of the total shares of the Common Stock outstanding immediately prior to the execution of the Common Stock Purchase Agreement (the “Exchange Cap”), unless either of the following conditions is satisfied: (i) the Company obtains stockholder approval to issue Purchase Shares in excess of the Exchange Cap; or (ii) the average price paid for all shares of Common Stock issued under the Purchase Agreement equals or exceeds the lower of: (A) the Nasdaq official closing price of the Common Stock on the trading day immediately preceding the date of the Common Stock Purchase Agreement; and (B) the average official closing price of our Common Stock on Nasdaq for the five consecutive trading days ending on the trading day immediately preceding the date of the Common Stock Purchase Agreement.

In all cases, the Common Stock Purchase Agreement also prohibits the Company from directing White Lion to purchase any shares of Common Stock if those shares, when aggregated with all other shares of Common Stock then beneficially owned by White Lion (as calculated pursuant to Section 13(d) of the Securities Exchange Act of 1934, as amended, and Rule 13d-3 thereunder), would result in White Lion beneficially owning more than 4.99% of the then total outstanding shares of Common Stock, provided that, White Lion may increase this beneficial ownership limitation up to 9.99% at its sole discretion upon 61 days prior written notice to the Company.

The Common Stock Purchase Agreement and the related Registration Rights Agreement impose no restrictions on future financings, rights of first refusal, participation rights, penalties, or liquidated damages, except that while the Common Stock Purchase Agreement remains in effect, the Company is prohibited, without the prior approval of White Lion, from entering into any “equity line” or substantially similar transaction whereby an investor is irrevocably bound to purchase securities over a period of time from the Company at a price based on the market price of the Common Stock at the time of such purchase; provided, however, that this restriction does not prohibit the issuance of shares of Common Stock pursuant to (i) an “at-the-market offering” by the Company through a registered broker-dealer acting as agent of the Company pursuant to a written agreement between the Company and such registered broker-dealer or (ii) the conversion or exercise of derivative securities where the conversion or exercise price varies based on the market price of the Common Stock. White Lion has agreed not to engage in or effect, directly or indirectly, for its own principal account or for the principal account of any of its affiliates, any short sales of the Common Stock during the term of the Common Stock Purchase Agreement.

In consideration for White Lion’s execution and delivery of the Common Stock Purchase Agreement, the Company will issue to White Lion shares of Common Stock valued in an aggregate amount of $37,500 (the “Commitment Shares”). The amount of shares to be issued shall be determined by dividing $37,500 by the closing price of the Common Stock on the business day immediately preceding the day on which the Registration Statement is declared effective by the Securities and Exchange Commission (the “SEC”), provided, however, that the Company shall not issue a number of Commitment Shares in excess of the Exchange Cap. The Commitment Fee will be fully earned and payable on the Commencement Date, regardless of whether White Lion purchases any shares under the Common Stock Purchase Agreement or whether the agreement is later terminated. White Lion shall not resell, on any single business day, an amount of Commitment Shares exceeding 10% of the average daily trading volume of the Common Stock.

The Company has agreed to pay Maxim Group LLC a cash fee equal to 4.0% of the gross proceeds received by the Company from sales of securities to White Lion pursuant to any Regular Purchase, Add-On Purchase, or Intraday Purchase, under an advisory agreement between the Company and Maxim Group LLC.

The Common Stock Purchase Agreement contains customary representations, warranties, conditions and indemnification obligations of both parties. The Company may terminate the Common Stock Purchase Agreement at any time upon written notice without cost or penalty.

Registration Rights Agreement

In connection with the execution of the Common Stock Purchase Agreement, the Company and White Lion entered into the Registration Rights Agreement. Pursuant to the terms of the Registration Rights Agreement, the Company is obligated to: (a) file a registration statement on Form S-1 (the “Registration Statement”) with the SEC on or prior to the earlier to occur of (i) 60 days after the date of the agreement, or (ii) the date upon which the Company files the resale registration statement required by the Purchase Agreement entered into by the Company and certain investors on December 17, 2025 covering any shares of Common Stock issued as part of the Commitment Fee and the maximum number of Purchase Shares issuable pursuant to the Common Stock Purchase Agreement (collectively, the “Registrable Securities”); (b) use its commercially reasonable best efforts to have the Registration Statement and any amendment thereto declared effective under the Securities Act of 1933, as amended (the “Securities Act”) as soon as practicable after such filing and (c) use its commercially reasonable best efforts to keep such Registration Statement continuously effective under the Securities Act pursuant to Rule 415 promulgated under the Securities Act and available for the resale by White Lion of all of the Registrable Securities covered thereby at all times until the earlier of (i) the date on which White Lion shall have resold all the Registrable Securities covered thereby (ii) the date of termination of the Common Stock Purchase Agreement if as of such termination date White Lion holds no Registrable Securities (or, if applicable, the date on which such securities cease to be Registrable Securities after the date of termination of the Common Stock Purchase Agreement) and (iii) all such securities cease to be Registrable Securities.

DESCRIPTION OF The Private Placement

On December 17, 2025, we entered into the Purchase Agreement with the Purchasers for gross proceeds of approximately $2.05 million. The Purchase Agreement provides for the issuance and sale of: (i) 896,126 shares of the Company’s Common Stock, (ii) Pre-Funded Warrants to purchase from the Company a total of 773,929 shares of Common Stock, at an exercise price per share equal to $0.001, and (iii) Warrants to purchase from the Company a total of 835,023 shares of Common Stock, at an exercise price per share equal to $3.00.

The closing of the Private Placement occurred on December 18, 2025 (the “Closing Date”). Robert W. D’Loren, Chairman and Chief Executive Officer of the Company, agreed to purchase 81,466 Shares and 40,733 Warrants for a total purchase price of $100,000. The aggregate net proceeds to the Company from the sale of the Private Placement Shares and Pre-Funded Warrants, after deducting the placement agent fees and other estimated offering expenses payable by the Company, are estimated to be approximately $1.82 million.

Pursuant to the Placement Agency Agreement, dated December 17, 2025, by and between the Company and the Placement Agent, the Placement Agent served as the exclusive placement agent in connection with the Private Placement and received (i) a fee equal to up to 8% of the gross proceeds from the Private Placement Shares and Pre-Funded Warrants sold in the Private Placement, (ii) Placement Agent Warrants to purchase 4% of the aggregate number of Private Placement Shares and Pre-Funded Warrants sold in the Private Placement, for an aggregate of up to 66,802 shares of Common Stock, at an exercise price per share equal to $1.165 per share, and (iii) $50,000 for expenses incurred in the Private Placement.

Pursuant to the terms of the Purchase Agreement, we agreed, subject to certain exceptions, not to issue, enter into any agreement to issue, or announce the issuance or proposed issuance of any shares of Common Stock or Common Stock Equivalents (as defined in the Purchase Agreement) for a period of 60 days after December 17, 2025, the date the Purchase Agreement was signed.

In addition, pursuant to the Purchase Agreement, we agreed to file the Registration Statement with the SEC within 30 days of the Closing Date registering for resale the Private Placement Shares, Warrant Shares, and Pre-Funded Warrant Shares. We will use commercially reasonable efforts to have such Registration Statement declared effective by the SEC no later than the 60 days following the Closing Date (or, in the event of a review by the SEC, the later of (i) 90 days following the Closing Date and (ii) 20 days following the date on which the Company files its Annual Report on Form 10-K for the year ending December 31, 2025) and use commercially reasonable efforts to keep such Registration Statement effective at all times until the earlier of (i) such time as no Purchaser owns any Shares, Warrant Shares, or Pre-Funded Warrant Shares issuable upon exercise thereof and (ii) such time as all Purchasers are eligible to resell all Shares, Warrant Shares, and Pre-Funded Warrant Shares pursuant to Rule 144 without compliance by the Company with the current public information requirement of Rule 144.

Warrants

The Warrants have an exercise price of $3.00 per share. The Warrants are exercisable immediately upon issuance and expire on December 18, 2030.

The exercise price of the Warrants, and the number of Warrant Shares, will be subject to adjustment in the event of any stock dividend or split, recapitalization, reorganization or similar transaction, as described in the Warrants.

Holders of the Warrants may not exercise any portion of the Warrants to the extent they would own more than 4.99% (or, or 9.99%, as elected by the holder) of the outstanding common shares immediately after exercise, except that upon at least 61 days’ prior notice from the holder to us, the holder may increase the amount of ownership of outstanding stock after exercising the Warrants up to 19.99% of the number of shares of our common shares outstanding immediately after giving effect to the exercise, as such percentage ownership is determined in accordance with the terms of the Warrants.

In the event of a Fundamental Transaction (as such term is defined in the Warrants), the holder has the right to receive, upon exercise of the Warrant, the same amount and kind of securities, cash or property as it would have been entitled to receive upon the occurrence of such Fundamental Transaction if it had been, immediately prior to such Fundamental

Transaction, the holder of the number of Warrant Shares then issuable upon exercise in full of the Warrant (including any Distributions or Purchase Rights then held in abeyance pursuant to Sections 9(b) or 9(c) in the Warrants) without regard to any limitations on exercise contained herein (the “Alternate Consideration”). If holders of Common Stock are given any choice as to the securities, cash or property to be received in a Fundamental Transaction, then the holder will be given the same choice as to the Alternate Consideration it received upon any exercise of the Warrant following such Fundamental Transaction. The Company will not effect any Fundamental Transaction in which the Company is not the surviving entity or the Alternate Consideration includes securities of another person unless (i) the Alternate Consideration is solely in the form of cash and the Company provides for the simultaneous “cashless exercise” of the Warrants pursuant to Section 10 of the Warrants or (ii) prior to or simultaneously with the consummation thereof, any successor to the Company, surviving entity or other Person (including any purchaser of assets of the Company) assumes the obligation to deliver to the holder such Alternate Consideration as, in accordance with the foregoing provisions, the holder may be entitled to receive, and the other obligations under the Warrant. These provisions will similarly apply to subsequent transactions analogous to a Fundamental Transaction type. If the Company undertakes a Fundamental Transaction in which the Company is not the surviving entity and the Alternate Consideration includes securities of another person, then the Company will provide that, prior to or simultaneously with the consummation of such Fundamental Transaction, any successor to the Company, surviving entity or other person (including any purchaser of assets of the Company) will assume the obligation to deliver to the holder such Alternate Consideration as the holder is entitled to receive in accordance with the foregoing provisions, and to assume the other obligations under the Warrant. These provisions similarly apply to subsequent transactions analogous to a Fundamental Transaction type.

Except as otherwise provided in the Warrants or by virtue of such holder’s ownership of shares of Common Stock, the holder of a Warrant will not have the rights or privileges of a holder of Common Stock, including any voting rights, until the holder exercises such warrant.

The foregoing does not purport to be a complete description of the Warrants and is qualified in its entirety by reference to the full text of such documents, which are filed as exhibits to the registration statement of which this prospectus forms a part.

Pre-Funded Warrants

The Pre-Funded Warrants have an exercise price of $0.001 per share. The Pre-Funded Warrants are exercisable immediately upon issuance and will not expire.

The exercise price of the Pre-Funded Warrants, and the number of Pre-Funded Warrant Shares, will be subject to adjustment in the event of any stock dividend or split, recapitalization, reorganization or similar transaction, as described in the Pre-Funded Warrants.

The holder may, in its sole discretion, elect to exercise the Pre-Funded Warrants through a cashless exercise, in which case the holder would receive upon such exercise the net number of shares of Common Stock determined according to the formula set forth in the Warrants.

Holders of the Pre-Funded Warrants may not exercise any portion of the Pre-Funded Warrants to the extent they would own more than 4.99% (or 9.99%, as elected by the holder) of the outstanding common shares immediately after exercise, except that upon at least 61 days’ prior notice from the holder to us, the holder may increase the amount of ownership of outstanding stock after exercising the Pre-Funded Warrants up to 19.99% of the number of shares of our common shares outstanding immediately after giving effect to the exercise, as such percentage ownership is determined in accordance with the terms of the Pre-Funded Warrants.

In the event of a Fundamental Transaction (as such term is defined in the Pre-Funded Warrants), the holder has the right to receive, upon exercise of the Pre-Funded Warrant, the Alternate Consideration. If holders of Common Stock are given any choice as to the securities, cash or property to be received in a Fundamental Transaction, then the holder will be given the same choice as to the Alternate Consideration it received upon any exercise of the Pre-Funded Warrant following such Fundamental Transaction. The Company will not effect any Fundamental Transaction in which the Company is not the surviving entity or the Alternate Consideration includes securities of another person unless (i) the Alternate Consideration is solely in the form of cash and the Company provides for the simultaneous “cashless exercise” of the Pre-Funded Warrant pursuant to Section 10 of the Pre-Funded Warrant or (ii) prior to or simultaneously with the consummation thereof, any successor to the Company, surviving entity or other person (including any purchaser of assets of the Company) assumes the obligation to deliver to the holder such Alternate Consideration as, in accordance with the foregoing provisions, the holder may be entitled to receive, and the other obligations under the Pre-Funded Warrant. These provisions will similarly apply to subsequent transactions analogous to a Fundamental Transaction type. If the Company undertakes a Fundamental Transaction in which the Company is not the surviving entity and the Alternate Consideration includes securities of another person, then the Company will provide that, prior to or simultaneously with the consummation of such Fundamental Transaction, any successor to the Company, surviving entity or other person (including any purchaser of assets of the Company) assumes the obligation to deliver to the holder such Alternate Consideration as the holder is entitled to receive in accordance with the foregoing provisions, and to assume the other obligations under the Pre-Funded Warrant. These provisions similarly apply to subsequent transactions analogous to a Fundamental Transaction type.

Except as otherwise provided in the Pre-Funded Warrants or by virtue of such holder’s ownership of shares of Common Stock, the holder of a Pre-Funded Warrant will not have the rights or privileges of a holder of Common Stock, including any voting rights, until the holder exercises such warrant.

The foregoing does not purport to be a complete description of the Pre-Funded Warrants and is qualified in its entirety by reference to the full text of such documents, which are filed as exhibits to the registration statement of which this prospectus forms a part.

Placement Agent Warrants

The Placement Agent Warrants have an exercise price of $1.165 per share and are otherwise identical to the Warrants.

DESCRIPTION OF OUR CAPITAL STOCK

We are registering for resale 13,628,865 shares of our Common Stock.

As of the date of this prospectus, our certificate of incorporation authorizes us to issue up to 50,000,000 shares of Common Stock, $0.001 par value per share, and 1,000,000 shares of preferred stock, $0.001 par value per share. As of April 17, 2026, 6,014,071 shares of Common Stock were outstanding and no shares of preferred stock were outstanding.

The following summary describes certain applicable provisions of Delaware law and the material terms of our capital stock. The description of our capital stock is qualified by reference to our certificate of incorporation and our bylaws.

Common Stock

Voting Rights. Holders of our Common Stock are entitled to one vote per share on all matters submitted to a vote of the stockholders, including the election of directors, and subject to any contractual agreement entered into by any holder of shares. Generally, all matters to be voted on by stockholders must be approved by a majority of the votes entitled to be cast by all shares of our Common Stock that are present in person or represented by proxy. Holders of our Common Stock representing a majority of our capital stock issued, outstanding, and entitled to vote, represented in person or by proxy, are necessary to constitute a quorum at any meeting of our stockholders. A vote by the holders of a majority of our outstanding shares is required to effectuate certain fundamental corporate changes such as liquidation, merger or an amendment to our certificate of incorporation. Our certificate of incorporation does not provide for cumulative voting in the election of directors.

Dividends. The holders of shares of our Common Stock will be entitled to such cash dividends as may be declared from time to time by our board of directors from funds available, therefore.

Liquidation Rights. Upon liquidation, dissolution, or winding up, the holders of shares of our Common Stock will be entitled to receive pro rata all remaining assets available for distribution to such holders, after payment of liabilities and after provision has been made for each class of stock, if any, having preference over the Common Stock.

Rights and Preferences. The rights, preferences, and privileges of holders of our Common Stock are subject to, and may be adversely affected by, the rights of holders of shares of any series of preferred stock that we may designate and issue in the future.

Preemptive or Similar Rights. Holders of our Common Stock have no preemptive rights and no conversion rights, and there are no redemption provisions applicable to our Common Stock.

Merger or Consolidation: In the event of any merger or consolidation with or into another company in connection with which shares of our Common Stock are converted into or exchangeable for shares of stock, other securities, or property (including cash), all holders of our Common Stock will be entitled to receive the same kind and amount of shares of stock and other securities and property (including cash).

Reverse Stock Split

We effected a reverse stock split of our outstanding Common Stock at a ratio of 1-for-10 shares, effected on March 25, 2025.

Unless otherwise indicated, the share amounts and per share prices, and the conversion or exercise prices of and the number of shares issuable under our outstanding securities exercisable for Common Stock, in this prospectus have been adjusted to reflect the Reverse Stock Split.

Anti-Takeover Effects of Our Charter Documents and Some Provisions of Delaware Law

Delaware Law

We are incorporated in the State of Delaware. As a result, we are subject to Section 203 of the Delaware General Corporation Law, which prohibits a Delaware corporation from engaging in any business combination with any interested stockholder for a period of three years after the time that such stockholder became an interested stockholder, with the following exceptions:

●	before such time, the board of directors of the corporation approved either the business combination or the transaction that resulted in the stockholder becoming an interested stockholder;
●	upon consummation of the transaction which resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced, excluding for purposes of determining the voting stock outstanding (but not the outstanding voting stock owned by the interested stockholder) those shares owned (1) by persons who are directors and also officers and (2) employee stock plans in which employee participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer; or
●	at or subsequent to such time, the business combination is approved by the board of directors and authorized at an annual or special meeting of the stockholders, and not by written consent, by the affirmative vote of at least 66 2/3% of the outstanding voting stock that is not owned by the interested stockholder.

In general, Section 203 defines a “business combination” to include the following:

●	any merger or consolidation involving the corporation or a direct or indirect majority-owned subsidiary of the corporation and the interested stockholder;
●	any sale, lease, mortgage, pledge transfer, or other disposition of the assets of the corporation or direct or indirect majority-owned a subsidiary of the corporation to or with the interested stockholder, which assets have an aggregate value equal to 10% or more of the fair value of the assets on a consolidated basis or the aggregate market value of the outstanding stock of the corporation;

●	subject to certain exceptions, any transaction that results in the issuance or transfer by the corporation or a direct or indirect majority-owned subsidiary of the corporation of any stock of the corporation or subsidiary to the interested stockholder;
●	any transaction involving the corporation or direct or indirect majority-owned subsidiary of the corporation that has the effect of increasing the proportionate share of the stock or any class or series of the corporation or the subsidiary beneficially owned by the interested stockholder; or
●	the receipt by the interested stockholder of the benefit of any loans, advances, guarantees, pledges or other financial benefits by or through the corporation or direct or indirect majority-owned subsidiary of the corporation.

In general, Section 203 defines an “interested stockholder” as an entity or person (other than the corporation any direct or indirect majority-owned subsidiary of the corporation) who, together with the person’s affiliates and associates, beneficially owns, 15% or more of the outstanding voting stock of the corporation. A Delaware corporation may “opt out” of these provisions with an express provision in its certificate of incorporation. Since we have not opted out of Section 203, Section 203 may discourage, delay or prevent mergers or other takeover or change of control attempts of us.

Certificate of Incorporation and Bylaws

Our certificate of incorporation provides for our board of directors to be elected at each annual meeting of our stockholders. Because our stockholders do not have cumulative voting rights, stockholders holding a majority of the shares of Common Stock outstanding are able to elect all of our directors. Our bylaws also provide that directors may be removed by the stockholders only for cause upon the vote of 66 2/3% of the shares then entitled to vote at an election of directors. Furthermore, the authorized number of directors may be changed only by resolution of the board of directors, and vacancies and newly created directorships on the board of directors may, except as otherwise required by law or determined by the board, only be filled by a majority vote of the directors then serving on the board, even though less than a quorum.

Our certificate of incorporation, as amended, authorizes our board of directors to establish one or more series of preferred stock. Unless required by law or by any stock exchange on which our Common Stock is listed, the authorized shares of preferred stock will be available for issuance without further action by stockholders. Our board of directors is able to determine the designations, powers, and relative rights, privileges, preferences and other terms, including terms relating to dividend rates, redemption rates, liquidation preferences and voting, sinking fund and conversion or other rights on, a series of preferred stock.

Our bylaws provide that any action required by the General Corporation Law to be taken at any annual or special meeting of stockholders, or any action which may be taken at any annual or special meeting of stockholders, may be taken without a meeting, if a consent in writing, setting forth the action so taken, shall be signed by the holders of outstanding stock having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares entitled to vote thereon were present and voted. Our bylaws also provide that special meetings may be called by a majority of the whole board or by any officer instructed by a majority of the whole board to call the meeting.

Our bylaws provide that stockholders seeking to present proposals before a meeting of stockholders to nominate candidates for election as directors at a meeting of stockholders must comply with the notice provisions set forth in the bylaws, including, but not limited to, providing timely notice in proper written form to the Secretary.

Our bylaws provide that, except as otherwise provided by the General Corporate Law or the certificate of incorporation, any amendment to, repeal of, or adoption of any provisions inconsistent with these Bylaws, which has not previously received the approval of the Board, shall require for adoption the affirmative vote of the holders of a majority of the issued and outstanding shares present in person or represented by proxy at a meeting of stockholders and entitled to vote thereat. Our bylaws further provide that many of the provisions require for adoption the affirmative vote of the holders of not less than two-thirds of the issued and outstanding shares entitled to vote at a duly called and convened annual or special meeting of stockholders.

The combination of these provisions makes it more difficult for our existing stockholders to replace our board of directors as well as for another party to obtain control of us by replacing our board of directors. Since our board of directors has the power to retain and discharge our officers, these provisions could also make it more difficult for existing stockholders or another party to effect a change in management. In addition, the authorization of undesignated preferred stock makes it possible for our board of directors to issue preferred stock with voting or other rights or preferences that could impede the success of any attempt to change control of the Company.

These provisions are intended to enhance the likelihood of continued stability in the composition of our board of directors and its policies and to discourage coercive takeover practices and inadequate takeover bids. These provisions are also designed to reduce our vulnerability to hostile takeovers and to discourage certain tactics that may be used in proxy fights. However, such provisions could have the effect of discouraging others from making tender offers for our shares and may have the effect of delaying changes in our control or management.

Transfer Agent and Registrar

The transfer agent and registrar for our Common Stock is Continental Stock Transfer & Trust Company. The transfer agent’s address is 1 State Street, 30th Floor, New York, New York 10004 and the transfer agent’s telephone number is (800) 509-5586.

Listing on Nasdaq Capital Market

Our Common Stock is listed on the Nasdaq Capital Market under the symbol “XELB.”

SELLING STOCKHOLDERS

The shares of Common Stock being offered by the Selling Stockholders are those issuable to the Selling Stockholders upon exercise of the Private Placement Warrants. For additional information regarding the issuances of the Private Placement Warrants, see “Description of Securities We Are Offering” elsewhere in this prospectus. We are registering the shares of Common Stock in order to permit the Selling Stockholders to offer the shares of Common Stock for resale from time to time. Except for the entry into the Common Stock Purchase Agreement, in the case of White Lion, and the entry into the Purchase Agreement, acquisition of shares of Common Stock, Pre-Funded Warrants and Warrants in the Private Placement and ownership of the other securities listed in the table below, in the case of the Purchasers neither White Lion nor any of the Purchasers (other than Robert D’Loren) have had any material relationship with us within the past three (3) years. During the past three (3) years, Wellington has not had any relationship with us other than acting as our placement agent and/or underwriter in various offerings, including in the Private Placement. Howard Brous, the designee of Wellington, has not had any relationship with us during the past three years other than through their affiliation with Wellington. Robert D’Loren is our Chairman and Chief Executive Officer and has engaged in the related party transactions described under the captions “Certain Relationships and Related Transactions, and Director Independence” in our Annual report on Form 10-K for the year ended December 31, 2025 and purchased shares in the Private Placement as described herein.

The table below lists the Selling Stockholders and other information regarding the beneficial ownership of the shares of Common Stock by each of the Selling Stockholders. Beneficial ownership is determined in accordance with the rules of the SEC and includes voting or investment power with respect to shares of our Common Stock or if a person has the right to acquire beneficial ownership of our Common Stock within 60 days. Such table has been prepared based upon information furnished to us by the Selling Stockholders. The Selling Stockholders identified below may have sold, transferred or otherwise disposed of some or all of their shares of Common Stock since the date on which the information in the following table is presented in transactions exempt from or not subject to the registration requirements of the Securities Act. Information concerning the Selling Stockholders may change from time to time and, if necessary, we will amend or supplement this prospectus accordingly and as required.

Unless otherwise indicated below, to our knowledge, the Selling Stockholders named in the table below have sole voting and investment power with respect to the shares of Common Stock beneficially owned by them. The number of shares of Common Stock disclosed as beneficially owned in the table below includes (i) all shares of our Common Stock held by such Selling Stockholder as of April 17, 2026, and (ii) all shares of our Common Stock issuable to such Selling Stockholder upon the exercise in full of the Warrants, Pre-Funded Warrants and/or Placement Agent Warrants, without regard to any limitations on exercise of the Warrants, Pre-Funded Warrants and/or Placement Agent Warrants. The inclusion of any shares in this table does not constitute an admission of beneficial ownership by the person named below.

The column in the table below titled “Number of Shares of Common Stock Beneficially Owned Prior to Offering” lists the number of shares of Common Stock beneficially owned by the Selling Stockholders, based on their respective ownership of shares of our Common Stock and the Warrants, Pre-Funded Warrants and/or Placement Agent Warrants, as of April 17, 2026, assuming exercise in full of the Warrants, Pre-Funded Warrants and/or Placement Agent Warrants, as the case may be, held by the Selling Stockholders on that date, without regard to any limitations on exercises. As of April 17, 2026, we had 6,014,071 of our Common Stock outstanding.

The column in the table below titled “Maximum Number of Shares of Common Stock to be Sold in this Offering” lists the maximum number of shares of Common Stock to be sold by this prospectus by the Selling Stockholders.

In accordance with the terms of the Purchase Agreement with the Purchasers, this prospectus generally covers the resale of the maximum number of shares of Common Stock issuable upon exercise of the Warrants and Pre-Funded Warrants, determined as if the outstanding Warrants and Pre-Funded Warrants were exercised in full as of the trading day immediately preceding the date this Registration Statement was initially filed with the SEC, without regard to any limitations on the exercise of the Warrants and Pre-Funded Warrants. The fourth and fifth columns in the table below titled “Number of Shares of Common Stock Beneficially Owned After Offering” and “Percentage of Shares Beneficially Owned After Offering”, assume the exercise in full of all Warrants, Pre-Funded Warrants and/or Placement Agent Warrants, as the case may be, and the sale of all of the Warrant Shares, Pre-Funded Warrant Shares and Placement Agent Warrant

Shares, as the case may be, offered by the Selling Stockholders pursuant to this prospectus, and gives effect to limitations on exercise of Warrants, Pre-Funded Warrants and/or Placement Agent Warrants held by the Selling Stockholders (other than the Warrants, Pre-Funded Warrants and/or Placement Agent Warrants which are assumed for purposes of this prospectus to be exercised in full), if any.

Under the terms of the Warrants and Pre-Funded Warrants, the Selling Stockholders in the Private Placement may not exercise the Warrants to the extent such exercise would cause such Selling Stockholder, together with its affiliates and attribution parties, to beneficially own a number of shares of Common Stock that would exceed 4.9% (9.9% in the case of Potomac Capital Partners V, LP, Maz Partners, LP and Jeff Yokuty) of our then outstanding Common Stock following such exercise, excluding for purposes of such determination shares of Common Stock issuable upon exercise of such Warrants which have not been exercised. The number of shares in the second and third columns do not reflect this limitation. The Selling Stockholders may sell all, some or none of their shares in this offering. See “Plan of Distribution” section of this prospectus for more information.

	Number of	Maximum
	Shares	Number of	Number of
	of Common	Shares	Shares
	Stock	of Common	of Common	Percentage
	Beneficially	Stock	Stock	of Shares
	Owned	to be Sold	Beneficially	Beneficially
	Prior to	in this	Owned After	Owned after
Name of Selling Stockholders	Offering	Offering	Offering	Offering
Rita Berman(1)	30,549	30,549	0	*	%
Howard Brous(2)	33,401	33,401	0	*
Mathew Campbell(3)	81,248	61,099	20,149	*
Brian Hampton(4)	61,099	61,099	0	*
Olin Lancaster(5)	91,648	91,648	0	*
Robert D’Loren(6)	1,107,825	122,199	985,626	16.2
MAZ Partners, LP(7)	353,028	122,199	230,829	3.9
Jeremy Novak (8)	213,879	213,879	0	*
Potomac Capital Partners V, LP(9)	583,487	916,495	408,400	6.9
Evan and Jill Seigerman(10)	61,099	61,099	0	*
Roberta Solit(11)	61,099	61,099	0	*
Stella Solit(12)	98,009	97,759	250	*
David Steinke(13)	61,099	61,099	0	*
Wellington Shields & Co. LLC(14)	68,734	33,401	35,333	*
Jeff Wolpov(15)	152,748	152,748	0	*
Jeff Yokuty(16)	452,137	452,137	0	*
White Lion Capital, LLC (17)	(18)	11,056,985(19)	0	*

*	less than 1%
(1)	Shares listed in the column “Maximum Number of Shares of Common Stock to be Sold in this Offering” consists of 20,366 shares of Common Stock and 10,183 Warrant Shares issuable upon exercise of the Warrants.
(2)	Shares listed in the column “Maximum Number of Shares of Common Stock to be Sold in this Offering” consists of 33,401 Placement Agent Warrant Shares issuable upon exercise of the Placement Agent Warrants.
(3)	Shares listed in the column “Maximum Number of Shares of Common Stock to be Sold in this Offering” consists of 40,733 shares of Common Stock and 20,366 Warrant Shares issuable upon exercise of the Warrants. Shares listed in the column “Number of Shares of Common Stock Beneficially Owned Prior to Offering” consists of such aforementioned 40,733 shares of Common Stock and 20,366 Warrant Shares issuable upon exercise of the Warrants as well as an additional 20,149 shares of Common Stock.
(4)	Shares listed in the column “Maximum Number of Shares of Common Stock to be Sold in this Offering” consists of 40,733 shares of Common Stock and 20,366 Warrant Shares issuable upon exercise of the Warrants.
(5)	Shares listed in the column “Maximum Number of Shares of Common Stock to be Sold in this Offering” consists of 61,099 shares of Common Stock and 30,549 Warrant Shares issuable upon exercise of the Warrants.

Shares listed in the column “Number of Shares of Common Stock Beneficially Owned Prior to Offering” does not include 60,000 shares of Common Stock issuable upon exercise of options which have not vested.
(6)	Shares listed in the column “Number of Shares of Common Stock Beneficially Owned Prior to Offering” (x) consists of (i) 711,282 shares held by Mr. D’Loren, (ii) 60,731 shares owned by Irrevocable Trust of Rose Dempsey (or the Irrevocable Trust) of which Mr. D’Loren and Mr. DiSanto are the trustees and as to which Mr. D’Loren has sole voting and dispositive power, (iii) 15,333 immediately exercisable warrants held by IPX Capital, LLC, a company controlled by Mr. D’Loren, (iv) 8,750 restricted shares, (v) 8,750 immediately exercisable stock options, (vi) 40,733 immediately exercisable stock options (vii) 167,233 shares of Common Stock held in the name of Isaac Mizrahi, (vii) 1,742 shares held by IPX, LLC an affiliate controlled by Mr. D’Loren, and (viii) 93,271 shares of Common Stock as to which holders thereof granted to Mr. D’Loren irrevocable proxy and attorney-in-fact with respect to the shares. Certain holders or grantees have entered into agreements, pursuant to which appoint a person designated by our board of directors as their irrevocable proxy and attorney-in-fact with respect to the shares set forth in clauses (iv) and (v). Mr. D’Loren does not have any pecuniary interest in these shares described in clauses (iv) and (v) and disclaims beneficial ownership thereof and (y) does not include (i) 32,667 shares held by the D’Loren Family Trust (or the Family Trust) of which Mark DiSanto is a trustee and has sole voting and dispositive power, (ii) 508,568 options that are not yet exercisable and (iii) shares issuable upon conversion of the Secured Note payable to IPX upon an event of default (as defined in the Secured Note). Shares listed in the column “Maximum Number of Shares of Common Stock to be Sold in this Offering” consists of 81,466 shares of Common Stock and 40,733 Warrant Shares issuable upon exercise of the Warrants.
(7)	Shares listed in the column “Maximum Number of Shares of Common Stock to be Sold in this Offering” consists of 81,466 Pre-Funded Warrant Shares issuable upon exercise of Pre-Funded Warrants and 40,733 Warrant Shares issuable upon exercise of the Warrants. Shares listed in the column “Number of Shares of Common Stock Beneficially Owned Prior to Offering” consists of such aforementioned 81,466 shares of Common Stock and 40,733 Warrant Shares issuable upon exercise of the Warrants as well as an additional 230,829 shares of Common Stock.
(8)	Shares listed in the column “Maximum Number of Shares of Common Stock to be Sold in this Offering” consists of 142,566 shares of Common Stock and 71,283 Warrant Shares issuable upon exercise of the Warrants.
(9)	Shares listed in the column “Maximum Number of Shares of Common Stock to be Sold in this Offering” consists of 610,997 Pre-Funded Warrant Shares issuable upon exercise of the Pre-Funded Warrants and 305,498 Warrant Shares issuable upon exercise of the Warrants. Shares listed in the column “Number of Shares of Common Stock Beneficially Owned Prior to Offering” consists of 408,400 shares of Common Stock and 175,089 Pre-Funded Warrant Shares and/or Warrant Shares which are currently exercisable due to the 4.9% beneficial ownership limitation under the Pre-funded Warrants and the Warrants and excludes 741,406 Pre-Funded Warrant Shares and/or Warrant Shares issuable upon exercise of Pre-Funded Warrants and/or Warrants which are not currently exercisable due to the 9.9% beneficial ownership limitation under the Pre-Funded Warrants and the Warrants.
(10)	Shares listed in the column “Maximum Number of Shares of Common Stock to be Sold in this Offering” consists of 40,733 shares of Common Stock and 20,366 Warrant Shares issuable upon exercise of the Warrants.
(11)	Shares listed in the column “Maximum Number of Shares of Common Stock to be Sold in this Offering” consists of 40,733 shares of Common Stock and 20,366 Warrant Shares issuable upon exercise of the Warrants.
(12)	Shares listed in the column “Maximum Number of Shares of Common Stock to be Sold in this Offering” consists of 65,173 shares of Common Stock and 32,586 Warrant Shares issuable upon exercise of the Warrants. Shares listed in the column “Number of Shares of Common Stock Beneficially Owned Prior to Offering” consists of such aforementioned 65,173 shares of Common Stock and 32,586 Warrant Shares issuable upon exercise of the Warrants as well as an additional 250 shares of Common Stock.
(13)	Shares listed in the column “Maximum Number of Shares of Common Stock to be Sold in this Offering” consists of 40,733 shares of Common Stock and 20,366 Warrant Shares issuable upon exercise of the Warrants.
(14)	Shares listed in the column “Maximum Number of Shares of Common Stock to be Sold in this Offering” consists of 33,401 Placement Agent Warrant Shares issuable upon exercise of the Placement Agent Warrants. Shares listed in the column “Number of Shares of Common Stock Beneficially Owned Prior to Offering” consists of such aforementioned 33,401 Placement Agent Warrant Shares as well as: an additional 35,333 shares of Common Stock issuable upon exercise of warrants.

(15)	Shares listed in the column “Maximum Number of Shares of Common Stock to be Sold in this Offering” consists of 101,832 shares of Common Stock and 50,916 Warrant Shares issuable upon exercise of the Warrants.
(16)	Shares listed in the column “Maximum Number of Shares of Common Stock to be Sold in this Offering” consists of 219,959 shares of Common Stock, 81,466 Pre-Funded Warrant Shares issuable upon exercise of Pre-Funded Warrants and 150,712 Warrant Shares issuable upon exercise of the Warrants.
(17)	The business address of White Lion Capital, LLC is 17631 Ventura Blvd., Suite 1008, Encino, CA 91316. White Lion Capital’s principal business is that of a private investor. Yash Thukral, Sam Yaffa, and Nathan Yee are the managing principals of White Lion Capital, each of whom may be deemed to have sole voting control and investment discretion over securities beneficially owned directly or indirectly by White Lion Capital. We have been advised that White Lion Capital is not a member of the Financial Industry Regulatory Authority, or FINRA, or an independent broker-dealer. The foregoing should not be construed in and of itself as an admission by Messrs. Thukral, Yaffa, and Yee as to beneficial ownership of the securities beneficially owned directly or indirectly by White Lion Capital.
(18)	Represents the Commitment Shares that are issuable upon the date of this prospectus. We have excluded from the number of shares of our Common Stock beneficially owned prior to the offering all of the 11,019,485 shares of our Common Stock that we may issue and sell to White Lion pursuant to the Common Stock Purchase Agreement from and after the Commencement Date that are being registered for resale under the registration statement that includes this prospectus, because the issuance and sale of such shares to White Lion under the Common Stock Purchase Agreement is solely at our discretion and is subject to certain conditions, the satisfaction of all of which are outside of White Lion’s control, including the registration statement that includes this prospectus becoming and remaining effective under the Securities Act. Furthermore, under the terms of the Common Stock Purchase Agreement, issuances and sales of shares of our Common Stock to White Lion under the Common Stock Purchase Agreement are subject to certain limitations on the amounts we may sell to White Lion at any time, including the Exchange Cap and the Beneficial Ownership Cap.
(19)	The Common Stock Purchase Agreement provides that we may sell up to $15.0 million of our Common Stock to White Lion. We are registering 11,056,985 shares of our Common Stock for resale under this prospectus, including the Commitment Shares that we will issue to White Lion on the date of this prospectus (for which we will not receive any cash consideration). The number of shares ultimately offered for resale by White Lion is dependent upon the number of shares we sell to White Lion under the Common Stock Purchase Agreement. Additionally, under applicable Nasdaq rules, in no event may we issue or sell to White Lion under the Common Stock Purchase Agreement shares of our Common Stock in excess of 1,202,213 shares (including the Commitment Shares), which represents 19.99% of the shares of our Common Stock outstanding (based on 6,014,071 shares outstanding immediately prior to the execution of the Common Stock Purchase Agreement), unless (i) we obtain stockholder approval to issue shares of our Common Stock in excess of the Exchange Cap or (ii) the average price of all applicable sales of our Common Stock to White Lion under the Common Stock Purchase Agreement equals or exceeds $1.36 per share so that the Exchange Cap limitation would not apply to issuances and sales of Common Stock under the Common Stock Purchase Agreement pursuant to the rules and regulations of Nasdaq.

PLAN OF DISTRIBUTION

Each Selling Stockholder of the securities and any of its pledgees, assignees and successors-in-interest may, from time to time, sell any or all of their securities covered hereby on the Nasdaq Capital Market or any other stock exchange, market or trading facility on which the securities are traded or in private transactions. These sales may be at fixed or negotiated prices. The Selling Stockholders may use any one or more of the following methods when selling securities:

●	ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;
●	block trades in which the broker-dealer will attempt to sell the securities as agent but may position and resell a portion of the block as principal to facilitate the transaction;
●	purchases by a broker-dealer as principal and resale by the broker-dealer for its account;
●	an exchange distribution in accordance with the rules of the applicable exchange;
●	privately negotiated transactions;
●	settlement of short sales;
●	in transactions through broker-dealers that agree with the Selling Stockholders to sell a specified number of such securities at a stipulated price per security;
●	through the writing or settlement of options or other hedging transactions, whether through an options exchange or otherwise;
●	a combination of any such methods of sale; or
●	any other method permitted pursuant to applicable law.

The Selling Stockholders may also sell securities under Rule 144 or any other exemption from registration under the Securities Act, if available, rather than under this prospectus.

Broker-dealers engaged by the Selling Stockholders may arrange for other brokers-dealers to participate in sales. Broker-dealers may receive commissions or discounts from the Selling Stockholders (or, if any broker-dealer acts as agent for the purchaser of securities, from the purchaser) in amounts to be negotiated, but, except as set forth in a supplement to this prospectus, in the case of an agency transaction not in excess of a customary brokerage commission in compliance with FINRA Rule 2121; and in the case of a principal transaction a markup or markdown in compliance with FINRA Rule 2121.

In connection with the sale of the securities or interests therein, the Selling Stockholders may enter into hedging transactions with broker-dealers or other financial institutions, which may in turn engage in short sales of the securities in the course of hedging the positions they assume. The Selling Stockholders may also sell securities short and deliver these securities to close out their short positions, or loan or pledge the securities to broker-dealers that in turn may sell these securities. The Selling Stockholders may also enter into option or other transactions with broker-dealers or other financial institutions or create one or more derivative securities which require the delivery to such broker-dealer or other financial institution of securities offered by this prospectus, which securities such broker-dealer or other financial institution may resell pursuant to this prospectus (as supplemented or amended to reflect such transaction).

The Selling Stockholders and any broker-dealers or agents that are involved in selling the securities may be deemed to be “underwriters” within the meaning of the Securities Act in connection with such sales. In such event, any commissions received by such broker-dealers or agents and any profit on the resale of the securities purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act. Each Selling Stockholder has informed us that it does not have any written or oral agreement or understanding, directly or indirectly, with any person to distribute the securities.

We are required to pay certain fees and expenses incurred by us incident to the registration of the securities.

We agreed to keep this prospectus effective until the date on which the Warrants, Pre-Funded Warrants, Placement Agent Warrants, Warrant Shares, Pre-Funded Warrant Shares, and Placement Agent Warrant Shares have been sold. Under applicable rules and regulations under the Exchange Act, any person engaged in the distribution of the resale securities may not simultaneously engage in market making activities with respect to the Common Stock for the applicable restricted period, as defined in Regulation M, prior to the commencement of the distribution. In addition, the Selling Stockholders will be subject to applicable provisions of the Exchange Act and the rules and regulations thereunder, including Regulation M, which may limit the timing of purchases and sales of the Common Stock by the Selling Stockholders or any other person. We will make copies of this prospectus available to the Selling Stockholders and have informed them of the need to deliver a copy of this prospectus to each purchaser at or prior to the time of the sale (including by compliance with Rule 172 under the Securities Act).

Legal Matters

Blank Rome LLP, New York, New York, will pass upon the validity of the securities offered by this prospectus and certain other legal matters.

Experts

Wolf & Company, P.C., an independent registered public accounting firm, audited our consolidated financial statements for the year ended December 31, 2025, which are incorporated by reference in this prospectus from our Annual Report on Form 10-K for the year ended December 31, 2025, as stated in their report. We include such financial statements in reliance upon Wolf & Company, P.C.’s report, given on their authority as experts in accounting and auditing.

The consolidated financial statements of Xcel Brands, Inc. and subsidiaries as of December 31, 2024, and for the year ended December 31, 2024, have been incorporated by reference herein in reliance upon the report of Marcum LLP, independent registered public accounting firm, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

Where You Can Find Additional Information

We file reports and proxy statements with the SEC. These filings include our Annual Report on Form 10-K, Quarterly Reports on Form 10-Q, Current Reports on Form 8-K and proxy statements on Schedule 14A, as well as any amendments to those reports and proxy statements, which are available free of charge through our website as soon as reasonably practicable after we file them with, or furnish them to, the SEC. Our Internet website address is www.xcelbrands.com. Our website and the information contained on, or that can be accessed through, the website will not be deemed to be incorporated by reference in, and are not considered part of, this prospectus. You should not rely on any such information in making your decision whether to purchase our securities. The SEC also maintains a website at www.sec.gov that contains reports, proxy and information statements and other information regarding us and other issuers that file electronically with the SEC.

We have filed with the SEC a registration statement on Form S-1 under the Securities Act relating to the securities being offered by this prospectus. This prospectus, which constitutes part of that registration statement, does not contain all of the information set forth in the registration statement or the exhibits and schedules which are part of the registration statement. For further information about us and the securities offered, see the registration statement and the exhibits and schedules thereto. Statements contained in this prospectus regarding the contents of any contract or any other document to which reference is made are not necessarily complete, and, in each instance where a copy of a contract or other document has been filed as an exhibit to the registration statement, reference is made to the copy so filed, each of those statements being qualified in all respects by the reference.

Incorporation Of Certain Information By Reference

The SEC allows us to incorporate by reference information from other documents that we file with it, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this prospectus. Information in this prospectus supersedes information incorporated by reference that we filed with the SEC prior to the date of this prospectus.

We incorporate by reference into this prospectus and the registration statement of which this prospectus is a part the information or documents listed below that we have filed with the SEC (Commission File No. 001-37527):

●	Our Annual Report on Form 10-K for the fiscal year ended December 31, 2025 (the “Annual Report”), filed with the SEC on April 15, 2026;
●	Our Current Reports on Form 8-K filed with the SEC on January 23, 2026, February 20, 2026, March 24, 2026 and April 17, 2026; and

●	The description of our Common Stock set forth in: (i) our registration statement on Form 10-SB filed with the SEC on September 18, 2000, pursuant to Section 12(g) of the Exchange Act, including any amendments thereto or reports filed for the purposes of updating this description, and (ii) Exhibit 4.4 to our Annual Report on Form 10-K for the fiscal year ended December 31, 2020 filed with the SEC on April 23, 2021, including any amendments or reports filed for the purpose of updating such description.

We also incorporate by reference any future filings (other than current reports on Form 8-K or the portions thereof furnished under Item 2.02 or Item 7.01 of Form 8-K and exhibits filed on such form that are related to such items unless such Form 8-K expressly provides to the contrary) made with the SEC pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act, including those made (i) on or after the date of the initial filing of the registration statement of which this prospectus forms a part and prior to effectiveness of such registration statement, and (ii) on or after the date of this prospectus but prior to the termination of the offering (i.e., until the earlier of the date on which all of the securities registered hereunder have been sold or the registration statement of which this prospectus forms a part has been withdrawn). Information in such future filings updates and supplements the information provided in this prospectus. Any statements in any such future filings will automatically be deemed to modify and supersede any information in any document we previously filed with the SEC that is incorporated or deemed to be incorporated herein by reference to the extent that statements in the later filed document modify or replace such earlier statements.

We will furnish without charge to each person, including any beneficial owner, to whom a prospectus is delivered, upon written or oral request, a copy of any or all of the documents incorporated by reference into this prospectus but not delivered with the prospectus, including exhibits that are specifically incorporated by reference into such documents. You should direct any requests for documents to:

Xcel Brands, Inc.

550 Seventh Ave, 11th Floor

New York, New York 10018

(347) 727-2474

Attn: Chief Financial Officer

You may also access these documents, free of charge, on the SEC’s website at www.sec.gov or on our website at https://xcelbrands.com/pages/sec-filings. The information contained in, or that can be accessed through, our website is not incorporated by reference into, and is not part of, this prospectus.

In accordance with Rule 412 of the Securities Act, any statement contained in a document incorporated by reference herein shall be deemed modified or superseded to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement.

You should rely only on information contained in, or incorporated by reference into, this prospectus. We have not authorized anyone to provide you with information different from that contained in this prospectus or incorporated by reference into this prospectus. We are not making offers to sell the securities in any jurisdiction in which such an offer or solicitation is not authorized or in which the person making such offer or solicitation is not qualified to do so or to anyone to whom it is unlawful to make such an offer or solicitation.

13,628,865 Shares of Common Stock

PROSPECTUS

, 2026

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13. Other Expenses of Issuance and Distribution.

The following table sets forth the estimated costs and expenses, payable by the Company, in connection with the sale and distribution of the securities being registered. All amounts are estimates except the SEC registration fee.

Amount
SEC registration fee	$2,719.70
Accounting fees and expenses	$15,000.00
Legal fees and expenses	$75,000.00
Miscellaneous fees and expenses	$7,280.30
Total expenses	$100,000.00

Item 14. Indemnification of Directors and Officers.

The Registrant is incorporated under the laws of the State of Delaware. Section 145 of the Delaware General Corporation Law empowers a corporation to indemnify its directors and officers and to purchase insurance with respect to liability arising out of their capacity or status as directors and officers, provided that the person acted in good faith and in a manner the person reasonably believed to be in our best interests, and, with respect to any criminal action, had no reasonable cause to believe the person’s actions were unlawful. The Delaware General Corporation Law further provides that the indemnification permitted thereunder shall not be deemed exclusive of any other rights to which the directors and officers may be entitled under the corporation’s bylaws, any agreement, a vote of stockholders or otherwise. The certificate of incorporation of the Registrant provides for the indemnification of the Registrant’s directors and officers to the fullest extent permitted under the Delaware General Corporation Law. In addition, the bylaws of the Registrant require the Registrant to fully indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding (whether civil, criminal, administrative or investigative) by reason of the fact that such person is or was a director or officer of the Registrant, or is or was a director or officer of the Registrant serving at the Registrant’s request as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorney’s fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding, to the fullest extent permitted by applicable law.

Section 102(b)(7) of the Delaware General Corporation Law permits a corporation to provide in its certificate of incorporation that a director of the corporation shall not be personally liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except (i) for any breach of the director’s duty of loyalty to the corporation or its stockholders; (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law; (iii) for payments of unlawful dividends or unlawful stock repurchases or redemptions; or (iv) for any transaction from which the director derived an improper personal benefit. The Registrant’s certificate of incorporation provides that the Registrant’s directors shall not be personally liable to it or its stockholders for monetary damages for breach of fiduciary duty as a director and that if the Delaware General Corporation Law is amended to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of the Registrant’s directors shall be eliminated or limited to the fullest extent permitted by the Delaware General Corporation Law, as so amended.

As permitted by the Delaware General Corporation Law, we have entered into separate indemnification agreements with each of our directors and certain of our officers which require the Registrant, among other things, to indemnify them against certain liabilities which may arise by reason of their status as directors or officers.

We have an insurance policy in place that covers under which its directors and officers are insured, within the limits and subject to the limitations of those policies, against certain expenses in connection with the defense of, and certain liabilities which might be imposed as a result of, actions, suits or proceedings to which they are parties by reason of being or having been directors or officers. The coverage provided by these policies may apply whether or not the Registrant would have the power to indemnify such person against such liability under the provisions of the Delaware General Corporation Law.

These indemnification provisions and the indemnification agreements entered into between the Registrant and the Registrant’s officers and directors may be sufficiently broad to permit indemnification of the Registrant’s officers and directors for liabilities (including reimbursement of expenses incurred) arising under the Securities Act.

In any underwriting agreement, securities purchase agreement, placement agency agreement or similar agreement that we may enter into in connection with the sale of certain securities being registered hereby, the underwriter, purchaser, or placement agent will agree to indemnify, under certain conditions, us, our directors, our officers and persons who control us, within the meaning of the Securities Act, against certain liabilities.

Item 15. Recent Sales of Unregistered Securities

The Company has not issued unregistered securities to any person within the last three years other than:

On March 14, 2024, the Registrant entered into Subscription Agreements (the “Subscription Agreements”) with the officers and directors of the Registrant to purchase an aggregate of 294,644 shares of the registrant’s Common Stock, respectively, (the “Private Placement Shares”) at a price of $0.98 per Private Placement Share. The Private Placement Shares were sold without registration under the Act, in reliance upon the exemptions from registration provided under Section 4(a)(2) of the Act in reliance upon the exemptions from registration provided under Section 4(a)(2) of the Act and Regulation D promulgated under the Act (“Regulation D”). Each purchaser represented in the Subscription Agreements, among other things, that such purchaser was acquiring the Private Placement Shares for investment for the purchaser’s account and that the purchaser was an “accredited investor” within the meaning of Regulation D.

On December 12, 2024, the registrant issued warrants to purchase an aggregate of 1,456,667 shares of its Common Stock to lenders in connection with entering into a loan agreement. The warrants have an exercise price of $0.6315 per share, are immediately exercisable, and expire on December 12, 2034. The warrants were issued and sold without registration under the Act, in reliance upon the exemptions from registration provided under Section 4(a)(2) of the Act and Regulation D. The lenders represented, among other things, that such lender was acquiring the warrants for investment for the lender’s account and that such lender was an “accredited investor” within the meaning of Regulation D.

On August 1, 2025, Xcel entered into a placement agency agreement with Maxim Group LLC, as lead placement agent, relating to a best efforts public offering (the “Offering”) of 2,181,818 shares of the Xcel’s Common Stock, par value $0.001 per share, at a price to the public of $1.10 per Share. Robert W. D’Loren, Chairman and Chief Executive Officer of Xcel, purchased 124,200 Shares in the Offering, and Mark DiSanto, a Director of Xcel, purchased 91,800 Shares in the Offering. The closing of the Offering occurred on August 4, 2025. On August 1, 2025, Xcel entered into a securities purchase agreement in favor of each purchaser to purchase the 2,181,818 shares sold in the Offering. This securities purchase agreement contains customary representations, warranties and covenants made by Xcel. On August 1, 2025, Xcel entered into Subscription Agreements (the “Subscription Agreements”) with Robert D’Loren and Mark DiSanto to purchase 82,159 and 60,883 shares, respectively, (the “Private Placement Shares”) at a price of $1.38 per Private Placement Share. The purchase of the Private Placement Shares closed concurrently with the Offering. Upon closing of the sale of the Private Placement Shares, Xcel issued to Maxim Group LLC, as compensation, warrants to purchase up to 3,567 shares of Common Stock, which warrants were identical to the placement agent’s warrants.

On December 17, 2025, we entered into the Purchase Agreement with several institutional and accredited investors for the issuance and sale in a private placement of securities for gross proceeds of $2.05 million. The Purchase Agreement provides for the issuance and sale of: (i) 896,126 shares of the Company’s Common Stock, (ii) Pre-Funded Warrants to purchase from the Company a total of 773,929 shares of Common Stock, at an exercise price per share equal to $0.001, and (iii) Warrants to purchase from the Company a total of 835,023 shares of Common Stock, at an exercise price per share equal to $3.00. Also on this date, we issued Placement Agent Warrants to purchase 4% of the aggregate number of Shares and Pre-Funded Warrants sold in the Private Placement, for an aggregate of up to 66,802 shares of Common Stock, at an exercise price per share equal to $1.165 per share to the Placement Agent. The shares of Common Stock, Pre-Funded Warrants and Warrants were sold without registration under the Act, in reliance upon the exemptions from registration provided under Section 4(a)(2) of the Act in reliance upon the exemptions from registration provided under Section 4(a)(2) of the Act and Regulation D promulgated under the Act (“Regulation D”). Each purchaser represented in the Subscription Agreements, among other things, that such purchaser was acquiring the Private Placement Shares for investment for the purchaser’s account and that the purchaser was an “accredited investor” within the meaning of Regulation D.

Item 16. Exhibits.

The exhibits to this registration statement are listed in the Exhibit Index to this registration statement, which immediately precedes the signature page and which Exhibit Index is hereby incorporated by reference.

Item 17. Undertakings.

The undersigned Registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:
(i)	to include any prospectus required by Section 10(a)(3) of the Securities Act;
(ii)	to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Filing Fee Tables” in the effective registration statement; and
(iii)	to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement; provided, however, that paragraphs (i), (ii) and (iii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the SEC by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the registration statement, or is contained in a form of prospectus filed pursuant to Rule 424(b) that is part of the registration statement.
(2)	That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.
(4)	That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.
(5)	That, for purposes of determining any liability under the Securities Act of 1933, each filing of Registrant’s annual report pursuant to Section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
(6)	Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by a Registrant of expenses incurred or paid by a director, officer or controlling person of a Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, that Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

EXHIBIT INDEX

Exhibit No.	Exhibit Description

3.1

Amended and Restated Certificate of Incorporation of Xcel Brands, Inc. (Incorporated by reference to the appropriate Exhibit to the Current Report on Form 8-K, which was filed with the SEC on October 24, 2017)

3.2

Certificate of Amendment to Amended and Restated Certificate of Incorporation of Xcel Brands, Inc. (Incorporated by reference to the appropriate Exhibit to the Current Report on Form 8-K, which was filed with the SEC on March 24, 2025)

3.3	Third Restated and Amended Bylaws of Xcel Brands, Inc. (Incorporated by reference to the appropriate Exhibit to the Current Report on Form 8-K, which was filed with the SEC on December 8, 2017)
4.1

Third Amended and Restated Equity Incentive Plan and Forms of Award Agreements (Incorporated by reference to the appropriate Exhibit to the Definitive Proxy Statement on Form DEF 14-A, which was filed with the SEC on August 15, 2016)

4.2#	2021 Equity Incentive Plan (Incorporated by reference to the appropriate Exhibit to the revised Definitive Proxy Statement on Form DEF 14-A, which was filed with the SEC on October 20, 2021)
4.3

Description of Registrant’s Securities (Incorporated by reference to the appropriate Exhibit to the Annual Report on Form 10-K for the year ended December 31, 2020, which was filed with the SEC on April 23, 2021)

4.4

Warrant issued to G-III Apparel Group (Incorporated by reference to the appropriate Exhibit to the Annual Report on Form 10-K for the period year ended December 31, 2023, which was filed with the SEC on April 19, 2024)

4.5	Form of Representative’s Warrant issued on March 19, 2024 (Incorporated by reference to the appropriate Exhibit to the Current Report on Form 8-K, which was filed with the SEC on March 19, 2024)
4.6	Form of Common Stock Warrant issued on December 31, 2024 (Incorporated by reference to the appropriate Exhibit to the Current Report on Form 8-K, which was filed with the SEC on December 16, 2024)
4.7	Form of UTG Warrant (Incorporated by reference to the appropriate Exhibit to the Current Report on Form 8-K, which was filed with the SEC on April 24, 2025)
4.8	Form of Restore Warrant (Incorporated by reference to the appropriate Exhibit to the Current Report on Form 8-K, which was filed with the SEC on April 24, 2025)
4.9	Form of Restore Warrant Amendment (Incorporated by reference to the appropriate Exhibit to the Current Report on Form 8-K, which was filed with the SEC on April 24, 2025)
4.10	Form of FEAC Warrant Amendment (Incorporated by reference to the appropriate Exhibit to the Current Report on Form 8-K, which was filed with the SEC on April 24, 2025)
4.11	Form of Placement Agent’s Warrants issued on August 1, 2025 (Incorporated by reference to the appropriate Exhibit to the Current Report on Form 8-K, which was filed with the SEC on August 7, 2025)
4.12	Form of Warrant issued on December 18, 2025 (Incorporated by reference to the appropriate Exhibit to the Current Report on Form 8-K, which was filed with the SEC on December 19, 2025)
4.13	Form of Pre-Funded Warrant issued on December 18, 2025 (Incorporated by reference to the appropriate Exhibit to the Current Report on Form 8-K, which was filed with the SEC on December 19, 2025)
4.14	Form of Placement Agent Warrant issued on December 18, 2025 (Incorporated by reference to the appropriate Exhibit to the Current Report on Form 8-K, which was filed with the SEC on December 19, 2025)
5.1**	Opinion of Blank Rome LLP
9.1

Amended and Restated Voting Agreement between Xcel Brands, Inc. and IM Ready-Made, LLC, dated as of December 24, 2013 (Incorporated by reference to the appropriate Exhibit to the Current Report on Form 8-K, which was filed with the SEC on December 24, 2013)

9.2

Voting Agreement between Xcel Brands, Inc. and Judith Ripka Berk, dated as of April 3, 2014 (Incorporated by reference to the appropriate Exhibit to the Current Report on Form 8-K, which was filed with the SEC on April 9, 2014)

9.3

Voting Agreement dated as of December 22, 2014 by and between Xcel Brands, Inc. and H Company IP, LLC (Incorporated by reference to the appropriate Exhibit to the Current Report on Form 8-K, which was filed with the SEC on December 24, 2014)

9.4	Form of Voting Agreement dated as of February 11, 2019 (Incorporated by reference to the appropriate exhibit to the Current Report on Form 8-K, which was filed with the SEC on February 15, 2019)
10.1

Sublease Agreement, dated as of July 8, 2015, by and between Xcel Brands, Inc. and GBG USA Inc. (Incorporated by reference to the appropriate Exhibit to the Current Report on Form 8-K, which was filed with the SEC on July 14, 2015)

10.2

Employment Agreement between the Company and James Haran dated February 27, 2019 (Incorporated by reference to the appropriate Exhibit to the Annual Report on Form 10-K for the year ended December 31, 2020, which was filed with the SEC on April 23, 2021)

10.3#

Employment Agreement between the Company and Robert D’Loren dated February 27, 2019 (Incorporated by reference to the appropriate Exhibit to the Annual Report on Form 10-K for the year ended December 31, 2020, which was filed with the SEC on April 23, 2021)

10.4#

Employment Agreement between the Company and Seth Burroughs dated February 27, 2019 (Incorporated by reference to the appropriate Exhibit to the Annual Report on Form 10-K for the year ended December 31, 2021, which was filed with the SEC on April 15, 2022)

10.5	Membership Interest Purchase Agreement, dated May 27, 2022 (Incorporated by reference to the appropriate Exhibit to the Current Report on Form 8-K, which was filed with the SEC on June 3, 2022)
10.6

Second Amendment to Membership Interest Purchase Agreement (Incorporated by reference to the appropriate Exhibit to the Annual Report on Form 10-K for the year ended December 31, 2023, which was filed with the SEC on April 19, 2024)

10.7

Third Amendment to Membership Interest Purchase Agreement (Incorporated by reference to the appropriate Exhibit to the Annual Report on Form 10-K for the year ended December 31, 2023, which was filed with the SEC on April 19, 2024)

10.8

Subscription Agreement, dated as of March 15, 2024, by and between Robert W. D’Loren and Xcel Brands, Inc. (Incorporated by reference to the appropriate Exhibit to the Current Report on Form 8-K, which was filed with the SEC on March 19, 2024)

10.9

Subscription Agreement, dated as of March 15, 2024, by and between Seth Burroughs and Xcel Brands, Inc. (Incorporated by reference to the appropriate Exhibit to the Current Report on Form 8-K, which was filed with the SEC on March 19, 2024)

10.10

Subscription Agreement, dated as of March 15, 2024, by and between Mark X. DiSanto Investment Trust and Xcel Brands, Inc. (Incorporated by reference to the appropriate Exhibit to the Current Report on Form 8-K, which was filed with the SEC on March 19, 2024)

10.11	Asset Purchase Agreement dated June 21, 2024 (Incorporated by reference to the appropriate Exhibit to the Current Report on Form 8-K, which was filed with the SEC on June 24, 2024)
10.12

Amendment to Employment Agreement between the Company and Robert D’Loren (Incorporated by reference to the appropriate Exhibit to the Current Report on Form 8-K, which was filed with the SEC on August 2, 2024)

10.13#

Amendment to Employment Agreement between the Company and Seth Burroughs (Incorporated by reference to the appropriate Exhibit to the Current Report on Form 8-K, which was filed with the SEC on August 2, 2024)

10.14

Loan and Security Agreement dated as of December 12, 2024 by and among Xcel Brands, Inc., each subsidiary party thereto as guarantors, the financial institutions party there to as lenders, FEAC Agent, LLC, as administrative agent and collateral agent, and Restore Capital, LLC, as agent (Incorporated by reference to the appropriate Exhibit to the Current Report on Form 8-K, which was filed with the SEC on December 16, 2024)

10.15

Membership Pledge Agreement, dated as of December 12, 2024, by and between Xcel Brands, Inc., Xcel IP Holdings, LLC, Halston Holding Company, LLC, H Licensing, LLC and FEAC Agent, LLC (Incorporated by reference to the appropriate Exhibit to the Current Report on Form 8-K, which was filed with the SEC on December 16, 2024)

10.16

Membership Interest Transfer Agreement effective as of April 15, 2025 (Incorporated by reference to the appropriate Exhibit to the Current Report on Form 8-K, which was filed with the SEC on April 24, 2025)

10.17

Second Amendment to Loan and Security Agreement, dated as of April 21, 2025, by and among Xcel Brands, Inc., each subsidiary party thereto as guarantors, the financial institutions party thereto as lenders and FEAC Agent, LLC as administrative agent and collateral agent (Incorporated by reference to the appropriate Exhibit to the Current Report on Form 8-K, which was filed with the SEC on April 24, 2025)

10.18

Board Nominee Agreement by and between the Company and UTG dated April 21, 2025 (Incorporated by reference to the appropriate Exhibit to the Current Report on Form 8-K, which was filed with the SEC on April 24, 2025)

10.19	Support Agreement dated April 21, 2025 (Incorporated by reference to the appropriate Exhibit to the Current Report on Form 8-K, which was filed with the SEC on April 24, 2025)
10.20	Form of Securities Purchase Agreement (Incorporated by reference to the appropriate Exhibit to the Registration Statement on Form S-1, which was filed with the SEC on July 2, 2025)
10.21

Subscription Agreement, dated as of August 1, 2025, by and between Xcel Brands, Inc., and Robert W. D’Loren (Incorporated by reference to the appropriate Exhibit to the Current Report on Form 8-K, which was filed with the SEC on August 7, 2025)

10.22

Subscription Agreement, dated as of August 1, 2025, by and between Xcel Brands, Inc. and Mark DiSanto (Incorporated by reference to the appropriate Exhibit to the Current Report on Form 8-K, which was filed with the SEC on August 7, 2025)

10.23

Form of Securities Purchase Agreement, by and between Xcel Brands, Inc., and the purchasers identified on the signature pages thereto (Incorporated by reference to the appropriate Exhibit to the Current Report on Form 8-K, which was filed with the SEC on August 7, 2025)

10.24

Membership Interest Transfer Agreement, dated September 25, 2025, by and among IMWHP, LLC, IMWHP2, LLC, and Xcel Brands, Inc. (Incorporated by reference to the appropriate Exhibit to the Current Report on Form 8-K, which was filed with the SEC on October 2, 2025)

10.25

Settlement Agreement, dated September 25, 2025, by and among IM Topco, LLC, IMWHP, LLC, IMWHP2, LLC, Xcel Brands, Inc., Xcel-CT MFG, LLC and IM Brands, LLC (Incorporated by reference to the appropriate Exhibit to the Current Report on Form 8-K, which was filed with the SEC on October 2, 2025)

10.26

Third Amendment and Consent to Loan and Security Agreement, dated as of October 7, 2025, by and among Xcel Brands, Inc., each other Credit Parties thereto, each Lender party thereto, and FEAC Agent, LLC, a Delaware limited liability company, as administrative agent and collateral agent for the Lenders (Incorporated by reference to the appropriate Exhibit to the Current Report on Form 8-K, which was filed with the SEC on October 10, 2025)

10.27**

Fourth Amendment and Consent to Loan and Security Agreement, dated as of November 18, 2025, by and among Xcel Brands, Inc., each other Credit Parties thereto, each Lender party thereto, and FEAC Agent, LLC, a Delaware limited liability company, as administrative agent and collateral agent for the Lenders (Incorporated by reference to the appropriate Exhibit to the Registration Statement on Form S-1, which was filed with the SEC on February 4, 2026)

10.28	Form of Securities Purchase Agreement (Incorporated by reference to the appropriate Exhibit to the Current Report on Form 8-K, which was filed with the SEC on December 19, 2025)
10.29	Placement Agency Agreement (Incorporated by reference to the appropriate Exhibit to the Current Report on Form 8-K, which was filed with the SEC on December 19, 2025)
10.30

Common Stock Purchase Agreement entered into effective January 21, 2026 by and between the Company and White Lion Capital, LLC (Incorporated by reference to the appropriate Exhibit to the Current Report on Form 8-K, which was filed with the SEC on January 23, 2026)

10.31

Registration Rights Agreement entered into effective January 21, 2026 by and between the Company and White Lion Capital, LLC (Incorporated by reference to the appropriate Exhibit to the Current Report on Form 8-K, which was filed with the SEC on January 23, 2026)

10.32

Fifth Amendment and Consent to Loan and Security Agreement, dated as of February 20, 2026, by and among Xcel Brands, Inc., each other Credit Parties thereto, each Lender party thereto, and FEAC Agent, LLC, a Delaware limited liability company, as administrative agent and collateral agent for the Lenders (Incorporated by reference to the appropriate Exhibit to the Current Report on Form 8-K, which was filed with the SEC on February 24, 2026)

10.33

Sixth Amendment and Consent to Loan and Security Agreement, dated as of March 20, 2026, by and among Xcel Brands, Inc., each other Credit Parties thereto, each Lender party thereto, and FEAC Agent, LLC, a Delaware limited liability company, as administrative agent and collateral agent for the Lenders (Incorporated by reference to the appropriate Exhibit to the Current Report on Form 8-K, which was filed with the SEC on March 24, 2026)

10.34

Senior Secured Note due April 13, 2027 issued to Smithline Family Trust II (Incorporated by reference to the appropriate Exhibit to the Current Report on Form 8-K, which was filed with the SEC on April 17, 2026)

10.35

Senior Secured Note due April 13, 2027 issued to Quick Capital, LLC (Incorporated by reference to the appropriate Exhibit to the Current Report on Form 8-K, which was filed with the SEC on April 17, 2026)

10.36

Senior Secured Note due April 13, 2027 issued to Clear Markets Capital, LLC, d/b/a IPX Capital, LLC (“IPX”) (Incorporated by reference to the appropriate Exhibit to the Current Report on Form 8-K, which was filed with the SEC on April 17, 2026)

10.37	Term Loan A Note issued to IPX dated April 13, 2026 (Incorporated by reference to the appropriate Exhibit to the Current Report on Form 8-K, which was filed with the SEC on April 17, 2026)
10.38

Term Loan B Note issued to UTG Capital Inc. dated April 13, 2026 (Incorporated by reference to the appropriate Exhibit to the Current Report on Form 8-K, which was filed with the SEC on April 17, 2026)

10.39

Seventh Amendment and Consent to Loan and Security Agreement, dated as of April 13, 2026, by and among Xcel Brands, Inc., each other Credit Parties thereto, each Lender party thereto, and FEAC Agent, LLC, a Delaware limited liability company, as administrative agent and collateral agent for the Lenders (Incorporated by reference to the appropriate Exhibit to the Current Report on Form 8-K, which was filed with the SEC on April 17, 2026)

10.40

Securities Purchase Agreement dated as of April 13, 2026 by and among Quick Capital, LLC, IPX and the purchaser identified on the signature page thereto (Incorporated by reference to the appropriate Exhibit to the Current Report on Form 8-K, which was filed with the SEC on April 17, 2026)

10.41	Security Agreement dated as of April 13, 2026 (Incorporated by reference to the appropriate Exhibit to the Current Report on Form 8-K, which was filed with the SEC on April 17, 2026)
10.42

Intellectual Property Security Agreement dated as of April 13, 2026 (Incorporated by reference to the appropriate Exhibit to the Current Report on Form 8-K, which was filed with the SEC on April 17, 2026)

21.1

Subsidiaries of the Registrant (Incorporated by reference to the appropriate Exhibit to the Annual Report on Form 10-K for the period year ended December 31, 2023, which was filed with the SEC on April 19, 2024)

23.1*	Consent of Marcum LLP
23.2*	Consent of Wolf & Company, P.C.
23.3**	Consent of Blank Rome LLP (See Exhibit 5.1 above)
97.1	Clawback Policy (Incorporated by reference to the appropriate Exhibit to the Annual Report on Form 10-K for the period year ended December 31, 2023, which was filed with the SEC on April 19, 2024)
107**	Filing Fee Table

*	Filed herewith.
**	Previously filed.
#	Management contract or compensatory plan or arrangement required to be identified pursuant to Item 15(a)(3) of this report.

SIGNATURES

Pursuant to the requirements of the Securities Act, the registrant has duly caused this registration statement on Form S-1 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New York, State of New York, on the 23rd day of April, 2026.

XCEL BRANDS, INC.

By:	/s/ Robert W. D’Loren
Robert W. D’Loren
Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Robert W. D’Loren	Chief Executive Officer	April 23, 2026
Robert W. D’Loren

/s/ James F. Haran	Chief Financial Officer	April 23, 2026
James F. Haran

/s/ Howard Liebman		April 23, 2026
Howard Liebman	Director

April 23, 2026
Mark DiSanto	Director

/s/ Deborah Weinswig		April 23, 2026
Deborah Weinswig	Director

/s/ James Fielding		April 23, 2026
James Fielding	Director